EXHIBIT 10.20

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") is made and entered into on the 4th day of April, 2004 (the "Effective Date"), by and among Fujitsu Transaction Solutions Inc., a Delaware corporation having its principal place of business at 2801 Network Blvd., Frisco, TX 75034 U.S.A. ("FTXS" or "Buyer"), on the one hand, and Optimal Robotics Corp., a Canadian corporation, having its principal place of business at 4700 de la Savane, Suite 101, Montreal, Quebec H4P 1T7 ("Optimal Corp."), and Optimal Robotics Inc., a Delaware corporation, having its mailing address at 4700 de la Savane, Suite 101, Montreal, Quebec H4P 1T7 ("Optimal Inc.") (Optimal Corp. and Optimal Inc. being collectively referred to herein as "Seller", and Optimal Corp., Optimal Inc. and Optimal Robotics Plc. being collectively referred to herein as "Optimal"), on the other hand. Capitalized terms not defined in the context of this Agreement shall have the meanings specified in Section 31.

                                    RECITALS:

      A. Optimal carries on the business of developing, manufacturing, assembling, marketing, selling and servicing self-checkout systems (the "Business"); and

      B. Seller has agreed to sell or cause to be sold to Buyer and Buyer has agreed to purchase from Optimal the assets of Optimal needed to operate the Business as currently operated by Optimal, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises above and of the mutual covenants, representations, warranties and agreements set forth herein, the parties hereby agree as follows:

                                    AGREEMENT

      1. Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, except for the Excluded Assets, on the Closing Date, Seller shall sell, assign, transfer, convey, and deliver, and shall cause Optimal Plc. to sell, assign, transfer, convey, and deliver, to Buyer, and Buyer shall purchase from Seller and Optimal Plc., all of Seller's and Optimal Plc.'s right, title and interest in and to the following property, undertakings and assets, needed to operate the Business (collectively, the "Purchased Assets"), free and clear of all Encumbrances, other than Permitted
            Encumbrances:

            (A) all customer contracts, whether written or oral, to which Optimal is a party, including those customer contracts listed in Section 1(A) of the Disclosure Schedule and including, without limitation, service and maintenance contracts (the "Customer Contracts");

            (B) the supplier, subcontractor and vendor contracts that are listed in Section 1(B) of the Disclosure Schedule (the "Vendor Contracts");


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            (C)   the third party commercial computer software and related
                  maintenance contracts, to which Optimal is a party that are listed in Section 1(C) of the Disclosure Schedule (the "Third Party Licenses");

            (D) all inventory, which shall consist of new and used, both in and out of service, inventory held for rental and sale, including, but not limited to, all inventory currently being held to supply Optimal's contractual commitments, and all other similar rental items or other items of inventory that are listed in Section 1(D) of the Disclosure Schedule (the "Inventory"), together with any express or implied warranty by the manufacturer or seller of any item or component part thereof;

            (E) the lease of Optimal Corp.'s head office premises located at 4700 de la Savane, Montreal, Quebec, the lease of Optimal Inc.'s assembly and warehousing facilities located at 651 Route 3 and 661 Route 3, Unit D, Plattsburgh, New York and the leases pertaining to the service hubs identified in Section 1(E) of the Disclosure Schedule (the "Transferred Leases"), including any fixtures thereon and leasehold improvements thereto;

            (F) any contracts (including any solicitation or outstanding offers for contract), whether oral or written, other than the Customer Contracts, the Vendor Contracts, the Third Party Licenses and the Transferred Leases, to which Optimal is a party that are listed in Section 1(F) of the Disclosure Schedule (the Customer Contracts, Vendor Contracts, Transferred Leases, Third Party Licenses and Contracts listed in Section 1(F) of the Disclosure Schedule are sometimes referred to collectively as the "Contracts" and individually as a "Contract");

            (G) all governmental licenses, permits, certificates, approvals, exemptions, franchises, registrations, variances, accreditations or authorizations or other similar rights) (collectively, the "Permits");

            (H)   all Intellectual Property (the "Purchased Intellectual
                  Property");

            (I) the machinery, equipment, furniture, fixtures, furnishings, office equipment, accessories, vehicles, servers, network and telecommunications equipment, personal computers, notebook computers, workstations, printers, facsimile machines and other equipment needed to operate the Business as currently operated by Optimal that are listed in Section 1(I) of the Disclosure Schedule, and all assembly plant tools, together with the supplies, tools, and office equipment dedicated to or used by any Eligible Employee (regardless of whether such Eligible Employee accepts Buyer's offer of employment pursuant to Section 9(B)) and owned or leased by Optimal, such as cellular phones, pagers and calculators used by each of them to operate the Business (the "Equipment");


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            (J)   the telephone numbers, fax numbers and uniform or universal resource locators that are listed in Section 1(J) of the Disclosure Schedule (the "Telephone, Fax and E-mail");

            (K) all accounts, notes or other receivables of Optimal generated in connection with the Business, existing as of the Closing Date that are listed in Section 1(K) of the Disclosure Schedule (the "Accounts Receivable");

            (L) all deposits and pre-paid expenses of Optimal in connection with the Business existing on the Closing Date that are listed in Section 1(L) of the Disclosure Schedule, which shall be updated as of the Closing Date;

            (M) all books and records relating exclusively to the Business (other than Optimal's Tax returns and Optimal's organizational books and records) including, without limitation, lists of customers, vendors and suppliers, records with respect to pricing, volume, billing and payment history, cost, inventory, machinery and equipment, mailing lists, distribution lists, sales, purchasing and materials, technical processes, production and testing techniques and procedures, marketing research, design and manufacturing drawings and specifications and other engineering data, promotional literature, training, operations, equipment and other manuals, quotation, correspondence, and other miscellaneous information, including any such records which are maintained on computer;

            (N) all service manuals, as well as all databases and knowledge bases in their current forms listed in Section 1(N) of the Disclosure Schedule; and

            (O) all other rights, properties and assets of Optimal needed to operate the Business as currently operated, except for the Excluded Assets.

            Notwithstanding the purchase obligation of FTXS set forth in the introductory paragraph of this Section 1, Optimal Corp. shall sell, assign, transfer, convey and deliver to a wholly-owned subsidiary or affiliate of FTXS that is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act, and FTXS shall cause such wholly-owned corporation or affiliate to purchase, all of Optimal Corp.'s right, title and interest in and to the Purchased Assets held by Optimal Corp.

      2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 1 or elsewhere in this Agreement, the following property, undertakings and assets of Optimal (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Optimal after the Closing Date:

            (A) all assets of Optimal and its Affiliates not needed to operate the Business as currently operated;

            (B)   all rights of Optimal under this Agreement;


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            (C)   all real estate and real property leases other than the
                  Transferred Leases;

            (D)   all minute books, share transfer records and corporate seals;

            (E)   all insurance policies and rights thereunder;

            (F) all Employee Benefit Plans and administration and services contracts, or funding arrangements;

            (G) all cash, marketable securities and other short-term investments;

            (H)   head office furniture, equipment, etc. of non-Eligible
                  Employees;

            (I)   Excluded Intellectual Property;

            (J)   Tax refunds and Tax deductions; and

            (K) telephone numbers and fax numbers listed in Section 2(K) of the Disclosure Schedule.

      3. Limited Assumption of Liabilities. Except as specifically set forth in this Section 3, Buyer is not assuming and will not be liable for any obligation to perform or pay for any of the debts, liabilities or obligations of Optimal, whether known or unknown, now or hereafter existing, absolute or contingent, liquidated or disputed and whether or not arising out of or related to the Purchased Assets, the Business or the consummation of the transactions contemplated in this Agreement (the "Transaction"). As the sole exception to the foregoing, as of the Closing Date, Buyer agrees to assume and become responsible for, and pay and discharge as and when due, all of the following liabilities and obligations of Optimal (collectively, the "Assumed Liabilities"):

            (A) Any debts, liabilities or obligations relating to the Business or the Purchased Assets (including, without limitation, the Contracts, the Permits and the Permitted Encumbrances), of whatsoever nature or character, whether absolute or contingent, liquidated or disputed, relating to any matters arising after the Closing Date and any other liabilities to be assumed by Buyer as specifically provided in this Agreement; provided, however, in no event shall Buyer assume any liabilities or obligations to the extent such liabilities or obligations are attributable to any breach or default by Optimal under such Purchased Assets occurring on or before the Closing Date, except to the extent included in the Closing Balance Sheet which are taken into account in calculating the Net Asset Value pursuant to Section 5;

            (B) Current liabilities of the Business, consisting solely of accounts payable, (including interest, fees and penalties accrued prior to the Closing Date) accrued expenses, deferred revenues and other current liabilities included in the Closing Balance Sheet and included in the calculation of Net Asset Value pursuant to Section 5;


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            (C)   Obligations with respect to Eligible Employees who accept
                  employment with Buyer, to the extent set forth in Section
                  9(B);

            (D) Any claims made against Buyer that the Purchased Assets infringe on any intellectual property rights or fail to comply with any applicable Laws, but only to the extent that such matters are listed in Section 3(D) of the Disclosure Schedule; and

            (E) All other liabilities included in the Closing Balance Sheet which are taken into account in calculating the Net Asset Value pursuant to Section 5.

      4.    Purchase Price and Allocation.

            (A) The aggregate purchase price for the Purchased Assets (the "Purchase Price") shall be, exclusive of applicable sales and transfer taxes, U.S. Thirty-Five Million Dollars (US$35,000,000), subject to the adjustments set forth in
                  Section 5(C), plus the assumption of the Assumed Liabilities.

            (B) Buyer shall satisfy the Purchase Price at Closing by the assumption of the Assumed Liabilities pursuant to the Assignment and Assumption Agreement and by payment to Optimal of U.S. Thirty-Five Million Dollars (US$35,000,000) by wire transfer in immediately available funds to the bank accounts of Optimal as per written instructions of Seller given to Buyer at least two (2) Business Days prior to the Closing.

            (C) The Purchase Price shall be allocated among (i) Optimal Corp., Optimal Inc. and Optimal Plc., as sellers, and (ii) the Purchased Assets and Assumed Liabilities, in each case, as relected in the Closing Balance Sheet, and goodwill. Ninety percent (90%) of the difference between Purchase Price and the amounts allocated among the Purchased Assets reflected in the Closing Balance Sheet shall be allocated to goodwill of Optimal Inc. and the remaining ten percent (10%) shall be allocated to goodwill of Optimal Corp. Seller and Buyer shall be bound by such allocation for all purposes, shall prepare and file (or cause to be prepared and filed) all tax returns in a manner consistent with such allocations, including Internal Revenue's Form 8594, and shall not take any position inconsistent with such allocation in any Tax return, proceeding before any Governmental Authority or otherwise without the prior written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Tax Authority. Had the Closing occurred on December 31, 2003, the parties agree that the Purchase Price would have been allocated as set forth in
                  Schedule 4(C) of the Disclosure Schedule.

      5.    Purchase Price Adjustment.

            (A) In determining the Purchase Price, Buyer assumed that the difference between the book value of the Purchased Assets and the Assumed Liabilities, but excluding product and service replacement parts


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                  inventory ("Net Asset Value") on the Closing Date, will be
                  U.S. Fourteen Million Five Hundred Thousand dollars (US$14,500,000) (the "Assumed Net Asset Value"). Within sixty
                  (60) days following the Closing Date, each Seller shall, and shall cause Optimal Plc. to, prepare and deliver to Buyer a balance sheet of its respective portion of the Business as of the Closing Date, which balance sheets (collectively, the "Closing Balance Sheet") shall be prepared in accordance with Canadian generally accepted accounting principles, applied on a basis that is consistent with prior periods and shall be audited by KPMG LLP as described in Exhibit 5(A). The Purchase Price shall be either increased by the amount by which the Net Asset Value derived from the Closing Balance Sheet exceeds the Assumed Net Asset Value or decreased by the amount by which the Assumed Net Asset Value exceeds the Net Asset Value derived from the Closing Balance Sheet. Subject to Section 5(C) below, in the event of an increase in the Purchase Price, the amount of such increase shall be immediately paid by Buyer to Optimal Corp. in cash, by certified check or bank wire transfer. In the event of a decrease in the Purchase Price, the amount of such decrease shall be immediately paid by Seller to Buyer in cash, by certified check or bank wire transfer. In the event of a dispute resolved in accordance with the terms of Section 5(C) below, payment shall be made within five (5) days of the determination of the Neutral Accounting Firm.

            (B) Prior to the Closing Date, Seller will inspect the product and service replacement parts inventory to take into account defective and obsolete inventory and inventory in excess of Buyer's expected business requirements, which will be written-off in accordance with Canadian generally accepted accounting principles, and excluded for purposes of determining the value of the inventory pursuant to this paragraph (B). At Closing, Seller shall provide Buyer with a detailed list of all inventory (including defective and obsolete inventory, and inventory in excess of Buyer's expected business requirements) included in the Purchased Assets. Within sixty (60) days following the Closing Date, Buyer will conduct a physical audit of all such inventory (the "Inventory Audit"). In the event the Inventory Audit reflects that the book value of the listed inventory as reflected on the books and records of Seller as of the Closing Date exceeds by more than U.S. Two Hundred Thousand dollars (US$200,000), the book value of the inventory found during the physical inventory, the Purchase Price shall be reduced by the amount of such amount in excess of U.S. Two Hundred Thousand dollars (US$200,000). No adjustment shall be made in the event the book value of the listed inventory is less than the inventory found during the physical inventory. Subject to Section 5(C) below, in the event of a decrease in the Purchase Price, the amount of such decrease shall be immediately paid by Seller to Buyer in cash, by certified check or bank wire transfer. In the event of a dispute resolved in accordance with the terms of Section 5(C) below, payment shall be made within five (5) days of the determination of the Neutral Accounting Firm.

            (C) If Buyer disputes the Closing Balance Sheet, the write-off Seller makes in accordance with Section 5(b) or the detailed list of inventory provided


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                  by Seller, or if Seller disputes the Inventory Audit, the
                  parties shall work together to resolve any such disagreements, including, but not limited to, providing each other with such information regarding the financial position of Seller as of the Closing Date and the condition of product and service replacement parts inventory, as each may reasonably request. If the parties are unable to resolve their disagreement regarding the Closing Balance Sheet or the Inventory Audit within thirty (30) calendar days of Buyer's receipt of the Closing Balance Sheet or Seller's receipt of the results of the Inventory Audit, as the case may be, then the parties shall submit the matter to an independent accounting firm mutually acceptable to Buyer and Seller (the "Neutral Accounting Firm"). The Neutral Accounting Firm shall act as an arbitrator to determine only those issues still in dispute and the Neutral Accounting Firm shall either adopt the position of Seller or Buyer or determine an adjustment that is within the range of positions of Seller and Buyer. If possible, the Neutral Accounting Firm shall make its determination based solely on presentations by Seller and Buyer; provided, however, that if the Neutral Accounting Firm is unable to reach a conclusion on this basis, the Neutral Accounting Firm shall review such additional information and perform such additional procedures as the Neutral Accounting Firm deems reasonably necessary. The determination of the Neutral Accounting Firm shall be made as promptly as practicable, but in any event within thirty (30) days following the date on which the dispute is submitted, shall be set forth in a written statement delivered to Seller and Buyer, and shall be final, binding and conclusive on the parties. The fees and any expenses of the Neutral Accounting Firm shall be paid by Buyer and Seller within fifteen (15) calendar days of such determination as follows: (a) if the Neutral Accounting Firm adopts the position of Seller, then Buyer shall bear such fees and expenses; (b) if the Neutral Accounting Firm adopts the position of Buyer, then Seller shall bear such fees and expenses; or (c) if the Neutral Accounting Firm adopts a position within the range of the positions of Buyer and Seller, each party shall bear that percentage of such fees and expenses deemed reasonable by the Neutral Accounting Firm in light of the final determination and the original positions of Buyer and Seller. If a retainer is required by the Neutral Accounting Firm, the retainer shall be split equally between Buyer and Seller; provided, however, that the retainer shall be considered part of the fees and expenses of the Neutral Accounting Firm and if either party has paid a portion of such retainer, that party will be entitled to be reimbursed by the other party to the extent required by this Section 5(C). In the event a party does not comply with the procedure and time requirements contained herein or such other procedure or time requirements as the parties otherwise elect in writing, the Neutral Accounting Firm shall render a decision based solely on the evidence it has which was timely filed by either of the parties.

      6. Representations, Warranties and Covenants of Seller. Seller jointly and severally hereby represents and warrants to Buyer as follows:


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            (A)   Disclosure Schedule. The Seller's disclosure schedule attached hereto (the "Disclosure Schedule") is divided into sections that correspond to the sections of this Agreement.

            (B) Organization. Each of Optimal Corp., Optimal Inc. and Optimal Plc. is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation, and each has the necessary corporate power, capacity and authority to operate the Business as currently operated by Optimal and to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated herein and therein. Optimal is duly qualified to do business in every jurisdiction in which it currently operates the Business.

            (C) Authority. Optimal now has, and at Closing will have, full and complete authority to enter into and execute this Agreement and any Ancillary Agreements to which Optimal is a party and any and all agreements, documents and instruments required in connection with this Agreement and to otherwise perform its obligations and consummate the transactions contemplated under this Agreement and the Ancillary Agreements to which it is a party. Optimal shall, immediately following the execution and delivery of this Agreement, provide a notice of termination to NCR Corporation under the asset purchase agreement dated March 3, 2004 by and among Optimal and NCR Corporation and its affiliates (the "NCR Agreement"). The execution and the delivery of this Agreement and the Ancillary Agreements to which Optimal is a party and, except for approval by the shareholders of Optimal Corp., the performance of the transactions contemplated herein and therein have been duly authorized by Seller and all corporate actions by Seller for the authorization and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which Optimal is a party have been taken. Subject to the termination of the NCR Agreement, this Agreement has been validly executed and delivered by and constitutes a valid and binding obligation of Optimal, enforceable in accordance with its terms and each of the Ancillary Agreements to which Optimal is a party will be validly executed and delivered by and will constitute valid and binding obligations of Optimal enforceable, in each case, in accordance with their respective terms, subject, however, to limitations with respect to enforcement in connection with bankruptcy and to the extent that equitable remedies such as specific performance and injunctions are in the discretion of a court of competent jurisdiction.

            (D) Financial Statements. Attached hereto as Exhibit 6(D) is Seller's unaudited balance sheet of the Business as of December 31, 2003 (the "Unaudited Financial Statements"). The Unaudited Financial Statements: (i) were prepared in accordance with Canadian generally accepted accounting principles, consistently applied, except for the absence of notes and year-end adjustments; (ii) fairly represent in all material respects the assets, liabilities, the results of operations and cash flows of the Business


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            (E)   No Conflict or Default. Except as set forth in Section 6(E) of the Disclosure Schedule, the execution and performance of this Agreement and the Ancillary Agreements to which Optimal is a party, the compliance with their provisions by Optimal, and the transfer of the Purchased Assets to Buyer on the Closing Date will not conflict with or result in any breach of any of the terms, conditions or provisions of any agreement, indenture, mortgage, or other instrument to which Optimal is a party or by which it is bound, except such conflicts or breaches which could not reasonably be expected to have a Material Adverse Effect on the Business, and in any event there are no breaches that would prevent Optimal from performing its obligations under this Agreement or would give any third party any right in the Purchased Assets. Further, assuming (i) all required consents set forth in Section 6(E) of the Disclosure Schedule have been obtained, (ii) Seller Shareholders' approval, and (iii) all required authorizations, approvals and consents of Governmental Authorities are obtained, the execution and performance of this Agreement and the Ancillary Agreements to which Optimal is a party, the compliance with their respective provisions by Optimal, and the transfer of the Purchased Assets to Buyer on the Closing Date will Materially comply with all applicable Laws, and will not conflict with, or result in the breach of, any of the terms of Optimal's Articles, or other governing documents of Optimal.

            (F) Title to Assets. Optimal has good title to, or (in the case of leases) a valid lease (in the Province of Quebec) or leasehold interest (in all other jurisdictions) in, or right to use all of the Purchased Assets and, at the Closing, Optimal's title to the Purchased Assets will be free and clear of all security interests, liabilities, conditions, pledges, liens, mortgages, conditional sales contracts, attachments, hypothecations, judgments, easements, claims and encumbrances of every kind and nature (collectively, "Encumbrances"), other than Permitted Encumbrances. Except as set forth in Section 6(F) of the Disclosure Schedule, Optimal has the full and unrestricted right and authority to sell the Purchased Assets, and at the Closing will sell, assign, transfer, convey and deliver to Buyer good title to the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

            (G) Contracts. Except as set forth in Section 6(G)(i) of the Disclosure Schedule, all of the Contracts are in full force and are enforceable in accordance with their terms, and there are no outstanding breaches or defaults (or which with or without notice, lapse of time or both, could reasonably be expected to, indirectly or in the aggregate, result in a breach or default) under any of the Contracts on the part of Optimal or to the Knowledge of Seller, on the part of the other party (or parties) to such Contract which have had or could reasonably be expected to have a Material Adverse Effect on the Business. All duties and obligations required to be performed by Optimal under each of the Contracts prior to Closing have been so performed in all Material respects, except to the extent that the liabilities relating to such non-performance are Assumed Liabilities. Optimal has, in respect of all Customer Contracts, Vendor Contracts and Transferred Leases that are listed on Section 6(G)(ii) of


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                  the Disclosure Schedule, obtained the consent of the
                  contracting party prior to the Closing, or if the giving of notice of such assignment is required under such Customer Contracts, Vendor Contracts and Transferred Leases, the Seller has provided such notice prior to the Closing. Except as set forth in Section 6(G)(i) of the Disclosure Schedule, to the Knowledge of Seller, no other party to any of the Contracts is threatened with insolvency. Assuming all required consents are obtained, the execution, delivery, consummation and performance of this Agreement and the Ancillary Agreements to which Optimal is a party and the transactions contemplated herein and therein will not cause Optimal to be in material breach of any of the Contracts. Sections 1(A), 1(B), 1(C), 1(E) and 1(F) of the Disclosure Schedule contain accurate, correct and complete lists of the (i) customer contracts, (ii) supplier, subcontractor and vendor contracts, (iii) third party computer software and related maintenance contracts,
                  (iv) leases of real property and (v) other contracts of Optimal needed to operate the Business as currently operated by Optimal.

            (H) Permits. Section 6(H) of the Disclosure Schedule contains an accurate, correct and complete list of the Permits that are Material to the operation of the Business as currently operated by Optimal. The Permits are valid and in full force and effect and there are no pending or, to the Knowledge of Seller, threatened proceedings which could result in the termination, revocation, limitation or impairment of any of the Permits, except for any termination, revocation, limitation or impairment which could not reasonably be expected to have a Material Adverse Effect on the Business.

            (I)   Intellectual Property.

                  (i) Section 6(I)(i) of the Disclosure Schedule sets out Optimal's issued patents, patent applications, applications and registrations for Trade-marks, applications and registrations for Copyright, Domain Names, and the computer software, in each case, that are Material to the operation of the Business as currently operated by Optimal.

                  (ii) Except as set out in Section 6(I)(ii) of the Disclosure Schedule, Optimal has all right, title and interest in and to the Purchased Intellectual Property owned by Optimal and the right to use the Purchased Intellectual Property licensed by Optimal from third parties. To the Knowledge of Seller, the Purchased Intellectual Property owned by Optimal does not interfere with, infringe upon, misappropriate or violate any intellectual property rights of any Person except as set forth in Section 6(I)(ii) of the Disclosure Schedule. Except as set forth in Section 6(I)(ii) of the Disclosure Schedule, Optimal has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Optimal must license or refrain from using any intellectual property rights of any Person relating to


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

                        the Purchased Intellectual Property). To the actual knowledge of the senior officers of Optimal Corp. listed in Section 6(I)(ii) of the Disclosure Schedule, without inquiry, Optimal has not received any of the items set forth in the prior sentence verbally. To the Knowledge of Seller, no Person has interfered with, infringed upon, misappropriated, or violated any Intellectual Property owned by Optimal. Seller will make available to Buyer complete and correct copies of all user and technical documentation in its possession related to the Intellectual Property.

                  (iii) All of the issued Patents, patent applications,
                        Trade-mark registrations and applications, Copyright registrations and applications, Domain Names, if any, owned by Optimal and listed in Section (I)(i) of the Disclosure Schedule are currently in compliance in all Material respects with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and, to the Knowledge of Seller, are valid and enforceable, and are not subject to any maintenance fees or actions falling due after the Closing Date other than in the ordinary course of the operation of the Business.

                  (iv) Except as set forth in Section 6(I)(iv) of the Disclosure Schedule, Optimal has not transferred ownership of or granted any exclusive or non-exclusive license of or right to use any Purchased Intellectual Property, to any Person.

                  (v) Seller has generally taken all appropriate actions to protect the confidential and proprietory nature of the Purchased Intellectual Property, including, without limitation, by generally requiring its employees, consultants and contractors to execute appropriate confidentiality and assignment agreements. None of the senior officers of Optimal Corp. listed in Section 6(I)(ii) of the Disclosure Schedule has actual knowledge, without inquiry, of any violation or unauthorized disclosure of any Trade Secret or other confidential information related to the Business.

                  (vi) No employee or former employee of Optimal has claimed any right in the U-Scan Software. The U-Scan Software does not have embedded in its object or sources code any freeware or open-source software.

            (J) Inventory. All items of Inventory, including those set forth in Section 1(D) of the Disclosure Schedule, other than product service replacement parts inventory, consist of quality finished goods in the ordinary course of the operations of the Business. Except as set forth in Section 6(J) of the Disclosure Schedule, to the Knowledge of Seller, Optimal is not in possession of any Inventory that is not owned by Optimal, including goods already sold.

            (K) Real Property Leased by Seller. All real property and facilities used by Seller or its Affiliates in the conduct of the Business are listed in Section 6(K) of the Disclosure Schedule. None of the real property listed in Section 6(K) of the Disclosure Schedule is owned by Optimal. In the case of such real property located at 4700 de la Savane, Montreal, Quebec and leased by Optimal Corp. as lessee, Optimal Corp. has a valid lease in respect thereof and Optimal Corp.'s right, title and interest thereunder is free and clear of all liens, charges, purchase rights, claims, pledges, mortgages, security interests or encumbrances, other than Permitted Encumbrances. In the case of such real property located at 651 Route 3 and 661 Route 3, Unit D, Plattsburgh, New York and leased by Optimal Inc. as lessee, Optimal Inc. has a valid leasehold interest therein, free and clear of all liens, charges, purchase rights, claims, pledges, mortgages, security interests or encumbrances, other than Permitted Encumbrances. Except as set forth in Section 6(K) of the Disclosure Schedule, each of the Transferred Leases may be freely assigned, assumed or sublet, is valid and in full force and effect, and there is not pending or, to the Knowledge of Seller, threatened any proceedings which could reasonably be expected to result in the termination, revocation, limitation or impairment of any of the Transferred Leases. All payments required to be made by Seller pursuant to the Transferred Leases have been duly made or shall otherwise have been reflected or accounted for on the Closing Balance Sheet. Except as set forth in Section 6(K) of the Disclosure Schedule, the real property set forth therein (the "Real Property"), (A) is, to the Knowledge of Seller, leased solely by Seller; (B) is, to the Knowledge of Seller, in compliance in all Material respects with all applicable Laws; and (C) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property which could reasonably be expected to have a Material Adverse Effect on the Business.

            (L) Litigation. Except as set forth in Section 6(L) of the Disclosure Schedule, there is no litigation, proceeding, or to the Knowledge of Seller, governmental investigation pending, or to the Knowledge of Seller, threatened in front of any court, arbitration board, administrative agency, or tribunal against or relating to Optimal which could affect the Purchased Assets, the Business, or the consummation of this Agreement or the sale, transfer or assignment of the Purchased Assets by Optimal.

            (M) Compliance with Law. Optimal has conducted the Business in compliance in all Material respects with all Laws. Additionally, Optimal has not received any written notice of any violation or alleged violation of any Law or of the commencement of any investigation with respect to Optimal's compliance with all Laws. Optimal has not had any environmental audits, reports and other material environmental documents or safety inspection reports prepared by any employees or consultants of Optimal or by any governmental authorities relating to the Business since December 31, 2003.

            (N) Brokers' Fees. Optimal has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

            (O) No Material Adverse Change. Since December 31, 2003, there have been no changes affecting the Business which have had or could reasonably be expected to have a Material Adverse Effect on the Business or the Purchased Assets, and Optimal has operated the Business only in the ordinary course of business consistent with past practices.

            (P) Accounts Receivable. All Accounts Receivable to be transferred to Buyer under this Agreement arose from valid transactions for goods sold or services rendered. The list of Accounts Receivable listed in Section 1(K) of the Disclosure Schedule is a true, accurate and complete list of such accounts generated in the operation of the Business and existing as of the date hereof and, as updated as of the Closing Date.

            (Q)   Tax Matters.

                  (i) No failure, in any material respect, of Seller to duly and timely pay all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it will result in an Encumbrance on the Purchased Assets.

                  (ii) To the Knowledge of Seller, there are no material proceedings, investigations, audits or claims now pending or threatened against Optimal in respect of any Taxes and there are no material matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, which will result in an Encumbrance on the Purchased Assets, and Optimal has not been informed in writing by any jurisdiction in which it currently does not file a Tax Return that it is or may be subject to taxation.

                  (iii) Optimal, in all material respects, has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or deemed to be credited by it or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it.

                  (iv) Optimal, in all material respects, has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

                  (v) Optimal Corp. is not a non-resident of Canada within the meaning of the Income Tax Act (Canada) and the Taxation Act (Quebec).

                  (vi) All Purchased Assets which are taxable Canadian property within the meaning of the Income Tax Act (Canada) or taxable Quebec property within the meaning of the Taxation Act (Quebec) will be sold by Optimal Corp.

                  (vii) Any Purchased Asset which is a United States real
                        property interest as defined in Section 897(c) of the Internal Revenue Code of 1986, as amended (the "Code"), is owned and will be transferred to Buyer by a "United States person" within the meaning of Section 7701(a)(30) of the Code.

            (R)   Absence of Undisclosed Liabilities. Except as disclosed in
                  Section 6(R) of the Disclosure Schedule, there is no Material liability of Optimal relating to the operation of the Business or the Purchased Assets that is not reflected or reserved against in the Unaudited Financial Statements, and current liabilities incurred in the ordinary course of the operation of the Business since the Unaudited Financial Statements.

            (S) Environmental, Health & Safety Compliance. Neither the conduct nor operation of the Business, nor, to the Knowledge of Seller, any condition of the Transferred Leases violates any Law concerning public health and safety, worker health and safety, and pollution or protection of the environment ("Environmental, Health and Safety Requirements"), except for any violation which could not reasonably be expected to have a Material Adverse Effect on the Business, and Optimal has not received any written notice stating that the operation or condition of any of the property underlying the Transferred Leases is in violation of any Environmental, Health, and Safety Requirements.

            (T) Relationships with Affiliates. Except as disclosed in Section 6(T) of the Disclosure Schedule, following the Closing neither Optimal nor any of its Affiliates will have any interest in any of the Purchased Assets. Neither Optimal nor any of its Affiliates owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) business dealings or a material financial interest in any transaction with Optimal other than business dealings or transactions disclosed in Section 6(T) of the Disclosure Schedule, or (b) engaged in competition with Optimal with respect to the Business in any market presently served by Optimal.

            (U)   Employees.

                  (i) Each plan, program, compensation plan, or employee benefit arrangement, whether written or oral, for the benefit of employees and maintained by Optimal is listed in Section 6(U)(i) of the Disclosure Schedule (the "Employee Benefit Plan") and copies or descriptions of each such Employee Benefit Plan have been delivered or made available to Buyer. During the last six years, neither Optimal, nor any member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) and (o) of the
                        Code) of which Optimal is a member has maintained or has been obligated to make contributions to, any plan subject to Title IV of ERISA. Buyer shall be responsible only for the severance obligations with respect to those Eligible Employees who accept employment with Buyer in accordance with Section 9, recognizing the years of service of such Eligible Employee(s) with Seller, but otherwise determined in accordance with severance obligations under Buyer's benefit plans or employment agreements which Buyer enters into with such Eligible Employees; provided, however, that Buyer's responsibility shall in no event be for less than the amount that any such Eligible Employee shall be entitled to under applicable Law, Seller hereby representing that Optimal has not agreed to any severance arrangements with any Eligible Employees, except for those Eligible Employees listed in Section 6(U)(i)(a) of the Disclosure Schedule. Seller will comply with the health care continuation requirements of Section 601 et seq. of ERISA ("COBRA") with respect to Eligible Employees and their eligible covered dependents.

                  (ii)  Section 6(U)(ii) of the Disclosure Schedule contains:
                        (1) a list of the Eligible Employees; (2) except as set forth in Section 6(U)(ii) of the Disclosure Schedule, the current annual total compensation provided by Optimal to each such Eligible Employee; (3) a list of any increase presently scheduled (including the effective date thereof) in the rate of base or other compensation of any the Eligible Employees; and (4) the title and location of each such Eligible Employee. Each Eligible Employee is currently employed in the Business.

                  (iii) Optimal is not a party to or bound by any union contract or collective bargaining agreement with respect to the operation of the Business and has not experienced with respect to the operation of the Business any strike, grievance or any arbitration proceeding, Material claim of unfair labour or compensation practices filed or threatened to be filed or any other Material labour difficulty.

                  (iv) All of the Eligible Employees are United States, Canadian or the United Kingdom citizens, or lawful permanent residents of the United States, Canada or the United Kingdom.

                  (v) All payroll records provided by Seller to Buyer for Eligible Employees for the period from January 1, 2003 to the Closing Date, are accurate.

            (V)   Customers and Vendors.

                  (i) Section 6(V)(i) of the Disclosure Schedule contains a true and complete list of the top ten purchasers of the Business's products and services by dollar volume, and the dollar amount of purchases by each such purchaser during the 12 months ended December 31, 2003 and the aggregate dollar amount of all such purchases from January 1, 2004 to the most recent fiscal month end prior to the date hereof. Except as set forth in Section 6(V)(i) of the Disclosure Schedule, since January 1, 2004, no such purchaser has terminated its relationship with the Optimal, or notified Optimal in writing of its intention (for any reason) to terminate its relationship with Optimal.

                  (ii) Section 6(V)(ii) of the Disclosure Schedule contains a true and complete list of the top ten suppliers to the Business by dollar volume during the 12 months ended December 31, 2003 and the aggregate dollar amount of the Business's purchases from such suppliers during 2003 and from January 1, 2004 to the most recent fiscal month end prior to the date hereof. Since January 1, 2004, no such supplier has terminated its relationship with the Business or notified the Seller in writing of its intention (for any reason) to terminate such relationship with Seller.

                  (iii) To the actual knowledge of the senior officers of
                        Optimal Corp. listed in Section 6(I)(ii) of the Disclosure Schedule, without inquiry, Optimal has not received any verbal notice referred to in (i) and (ii) above.

            (W) Insurance. Optimal maintains insurance policies covering the Business and the Purchased Assets in amounts and in scope of coverage that are typical and customary for similarly situated businesses and, except as set forth in Section 6(W) of the Disclosure Schedule, all such insurance policies are in full force and effect.

            (X) Equipment. Each item of property, plant, equipment and other tangible personal property included in the Purchased Assets is in good working order and repair (normal wear and tear excepted, and having regard to their use and age).

            (Y) Purchased Assets. Other than the Purchased Assets and the Excluded Assets, no other assets or Intellectual Property are needed to carry out the operation of the Business substantially in the manner operated by Optimal in the ordinary course prior to the Closing.

            (Z) The summary of the provisions of the NCR Agreement contained under the headings "No Solicitation and Break Fee" and "Termination of U-Scan Purchase Agreement" on page 91 of the joint management circular and proxy statement dated March 5, 2004 forming part of the Proxy Materials is true, accurate and complete.

      7. Buyer's Representations and Warranties. Buyer jointly and severally represents and warrants to Seller as follows:

            (A) Buyer's Disclosure Schedule. The Buyer's disclosure schedule attached hereto (the "Buyer's Disclosure Schedule") is divided into sections that correspond to the sections of this Agreement.

            (B) Organization. FTXS is a corporation validly existing, and in good standing under the Laws of its jurisdiction of incorporation, and has the necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated herein and therein.

            (C) Authority. Buyer now has, and at Closing will have, full and complete authority to enter into and execute this Agreement, the Ancillary Agreements and all agreements and instruments required in connection with this Agreement and to otherwise perform its obligations hereunder and thereunder. The execution and the delivery of this Agreement, the Ancillary Agreements and the performance of the transactions contemplated herein and therein have been duly authorized by Buyer, and all corporate actions by Buyer for the authorization and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been taken. This Agreement has been validly executed and delivered by and constitutes a valid and binding obligation of Buyer, and each of the Ancillary Agreements will be validly executed and delivered and will constitute valid and binding obligations of Buyer enforceable, in each case, in accordance with their respective terms, subject, however, to limitations with respect to enforcement in connection with bankruptcy and to the extent that equitable remedies such as specific performance and injunctions are in the discretion of a court of competent jurisdiction.

            (D) Approvals. No consent or approval of any Person or Governmental Authority is required for the execution, delivery and performance of this Agreement and the Ancillary Agreements and the documents to be delivered at the Closing by Buyer, and neither the execution, delivery or performance, nor the consummation of the transactions contemplated herein or therein, will result in a breach of any provision of Buyer's organizational documents or any Law that would have a Material Adverse Effect on Buyer's ability to perform its obligations hereunder or thereunder.

            (E) Broker or Finder's Fee. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

            (F) No Conflict or Default. The execution and performance of this Agreement, the compliance with its provisions by Buyer, the purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the payment of the Purchase Price to Seller on the Closing Date will not conflict with or result in any breach of any of the terms, conditions, or provisions of any agreement, indenture, mortgage, or other instrument to which Buyer is a party or by which it is bound, except such breaches which could not reasonably be expected to have a Material Adverse Effect on Buyer, and in any event there are no breaches that would prevent Buyer from performing under this Agreement. Further, the execution and performance of this Agreement and the Ancillary Agreements, the compliance with their respective provisions by Buyer, and the purchase of the Purchased Assets by Buyer on the Closing Date will Materially comply with all applicable Laws and will not conflict with, or result in the breach of, any of the terms of Buyer's Articles of Incorporation, or other governing documents of Buyer. The consummation of the transactions comtemplated in this Agreement will not require the consent of any Person with respect to any Material rights, licenses, leases, contracts or agreements of Buyer and will not result in any breach of or default under any such rights, licenses, leases, contracts or agreements.

            (G) Knowledge. Buyer has no Knowledge of any fact or circumstance which would constitute a breach by Seller of Seller's representations and warranties in this Agreement and, except as disclosed prior to Closing, as of the Closing Date, Buyer will have no Knowledge of any fact or circumstance which would constitute a breach by Seller of Seller's representations and warranties in this Agreement or in any Ancillary Agreement or Closing documents delivered to Buyer pursuant to this Agreement.

      8. Pre-Closing Covenants of Seller. Seller hereby jointly and severally covenants and agrees as follows:

            (A) Maintenance of the Purchased Assets. Until the earlier of Closing and termination of this Agreement, Seller shall not, and shall cause Optimal Plc. not to, lease, sell or dispose of any of the Purchased Assets other than in the ordinary course of the operation of the Business consistent with past practice or otherwise except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

            (B) Continuity. Until the earlier of Closing and termination of this Agreement, Seller shall take or refrain, and cause Optimal Plc. to take or refrain from taking, the following actions:

                  (i) Optimal will carry on the operation and maintenance of the Business only in the ordinary course of the operation of the Business consistent with past practices;

                  (ii) Optimal will use all commercially reasonable efforts to maintain and preserve relationships with the present customers and vendors of the Business and the Eligible Employees;

                  (iii) Optimal will maintain its books, accounts and records relating to the Business on a basis consistent with that of prior periods;

                  (iv) Optimal will not do any act or omit to do any act or permit any act or omission to act that will cause a breach of any Customer Contract or Material Vendor Contract, nor will Optimal terminate, accelerate, cancel or modify any such contract, without Buyer's consent, not to be unreasonably withheld;

                  (v) Optimal will maintain in full force and effect the insurance covering the Purchased Assets currently in force or their substantial equivalent;

                  (vi) Optimal will use all commercially reasonable efforts to cooperate with Buyer and provide reasonable access to Buyer to the Business and operations of Optimal in relation to the Business during ordinary business hours and upon reasonable advance written notice to Leon Garfinkle from the Effective Date to the earlier of the Closing Date and the date of termination of this Agreement, it being understood that Optimal will provide Buyer immediate reasonable access to the service part of the Business so as to assist Buyer in preparing to provide uninterrupted service to Customers of the Business following Closing;

                  (vii) Optimal will not incur any Material obligation or
                        liability in relation to the Business or enter into any transaction Material to the Business, other than in the ordinary course of the operation of the Business and consistent with past practices;

                 (viii) Optimal will not mortgage, pledge or subject to any
                        Encumbrance any of the Purchased Assets, other than Permitted Encumbrances;

                  (ix) Optimal will not enter into any Material contracts in relation to the Business, except in the ordinary course of the operation of the Business consistent with past practices, without the prior written consent of Buyer, not to be unreasonably withheld;

                  (x) Optimal will not discontinue the sales of any products or services of the Business;

                  (xi) Optimal will not increase any salary or wage or declare or pay any bonus, or enter into any new employment agreement with any Eligible Employee or make new commitments or promises to any Eligible Employee; and

                  (xii) Optimal will not enter into any agreement or make any commitment to do any of the foregoing.

            (C) Exclusivity. Until the earlier of Closing and termination of this Agreement, Seller will not, and will not permit Optimal Plc. or any of its or Optimal Plc.'s officers, directors, employees or agents (Seller

                  Representatives) to solicit, initiate, encourage, entertain, participate in or respond to inquiries or proposals, or provide any information or participate in any negotiations or discussions concerning any proposal, acquisition or purchase of all or any substantial portion of the assets or stock of Optimal, any merger or consolidation of Optimal or any of its subsidiaries with any third party, which might reasonably be expected to interfere with the completion of the Transaction. Seller agrees that it will immediately notify FTXS regarding any inquiries made to Optimal, its subsidiaries, or their respective Representatives and any other person or entity regarding any such offer or proposal or any related inquiry. Nothing in this Agreement shall limit Optimal's ability to take any action (i) to defend itself against any dispute or claim made by NCR Corporation or its affiliates in connection with the NCR Agreement or (ii) in connection with the termination of the NCR Agreement.

            (D)   Meeting of Seller Shareholders.

                  (i) Seller will take all action necessary in accordance with applicable Law, its Certificate of Continuance and By-laws, and the rules of the Nasdaq Stock Market to duly call, give notice of, convene and hold, as promptly as reasonably practicable after the date hereof, a meeting (the "Shareholders' Meeting") of the holders of Optimal Corp. shares (the "Seller Shareholders") for the purpose of seeking approval of this Agreement and the Transaction and shall submit this Agreement and the Transaction for approval by Seller Shareholders at such meeting or any adjournment thereof.

                  (ii) The board of directors of Optimal Corp. (the "Optimal Board") shall recommend approval of the Transaction by the Seller Shareholders at the Shareholders' Meeting or any adjournment thereof and shall include such recommendation in the Proxy Materials, subject only to the right of the Optimal Board to withdraw its recommendation upon termination of this Agreement in accordance with its terms.

                  (iii) As promptly as practicable after the execution of this
                        Agreement, Seller shall prepare proxy materials or such other documentation as is required by applicable Laws to solicit from the Seller Shareholders proxies in favour of the approval of this Agreement and the Transaction (together with any amendment or supplement thereto, the "Proxy Materials"), which Proxy Materials shall be in compliance with applicable Laws. Prior to distributing the Proxy Materials, Buyer shall be given the opportunity to review and comment on the accuracy of the disclosure contained in the sections of the Proxy Materials relating exclusively to the background to the Transaction and the description of this Agreement and any Ancillary Agreements.

            (E) Notification. Until the earlier of Closing and termination of this Agreement, Seller shall promptly notify Buyer in writing if it becomes aware of any fact or condition that, in Seller's reasonable determination, causes or constitutes a breach of any of Seller's representations and warranties made as of the Effective Date.

      9. Additional Covenants. Each of the parties hereto, as the case maybe, hereby covenant and agree as follows:

            (A)   Taxes. Notwithstanding anything herein to the contrary:

                  (i) Sales and Transfer Taxes. Buyer shall be liable for, and shall indemnify and save Seller and its directors, officers, employees, agents and managers harmless from, any and all sales and transfer Taxes, registration charges and transfer fees payable in respect of the purchase and sale of the Purchased Assets. To the exent required by applicable Law, Seller shall collect from Buyer and Seller shall pay directly to the appropriate Governmental Authority, all such Taxes.

                  (ii) Goods and Services Tax and Quebec Sales Tax Election. Optimal and Buyer shall jointly elect, under subsection 167(1) of Part IX of the Excise Tax Act (Canada) (the "ETA"), section 75 of the Quebec Sales Tax Act, and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged Tax, that no Tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement. Optimal and Buyer shall make such election(s) in prescribed form containing prescribed information and Buyer shall, on a timely basis, file such election(s) in compliance with the requirements of the applicable Laws. Buyer shall indemnify and save harmless Optimal from and against any such Tax imposed on Optimal as a result of any failure or refusal by any Governmental Authority to accept any such election.

                  (iii) Accounts Receivable Election. In accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, Optimal and Buyer shall make and file, in prescribed form and in a timely manner, a joint election to have the rules in section 22 of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial Tax legislation, apply in respect of the Accounts Receivable, and shall designate therein that portion of the Purchase Price allocated to the Accounts Receivable.

                  (iv) Filing of Tax Returns. Buyer and Optimal shall prepare and file their respective Tax Returns in a manner consistent with the elections referred to in this
                        Section 9(A). If a party fails to file its Tax Returns in such manner, it shall indemnify and save harmless the other party in respect of any resulting Taxes and legal and accounting expenses paid or incurred by the other party.

                  (v) Certain U.S. Sales and Use Taxes. Optimal may invoice Buyer the amount of any U.S. state or local sales or use taxes imposed on Optimal under applicable law in connection with the sale of equipment and inventory under this Agreement, and if applicable, will list the taxing jurisdiction imposing the Tax on such invoice. Buyer agrees to pay all such U.S. state or local sales or use Taxes to Optimal which are stated on an invoice submitted by Optimal promptly upon receipt of such invoice. Optimal agrees to timely remit such Taxes to the appropriate taxing authorities.

                  (vi) U.S. Sales Tax Exemptions. If the applicable Law permits, Buyer shall provide Seller with a certificate or other mandated document evidencing Buyer's exemption from payment of, or liability for sales and use taxes as authorized or required by statute, regulation, administrative pronouncement, or other Law of the jurisdiction providing said exemption. If the applicable Law permits the exemption but does not also provide an exemption procedure, then Optimal will not collect such Taxes if Buyer furnishes Optimal with a letter from a Director or higher level executive that describes the exemption, identifies the applicable statute, regulation, administrative pronouncement, or other Law of the jurisdiction that both allows such exemption and does not require an exemption certificate; provided, however, that Buyer shall indemnify Optimal for any such Taxes subsequently determined to be due and payable.

                  (vii) Personal and Real Property Taxes. Buyer and Optimal
                        agree that personal and real property Taxes and assessments levied or assessed upon the Purchased Assets (excluding any sales, use, transfer or similar Taxes covered by Sections 9(A)(i) through 9(A)(vi), the apportionment and payment of which shall be governed by those sections) shall be prorated between the Buyer and Optimal in direct proportion to the number of days each party has ownership of the subject property during the current Tax year. The total amount to be prorated shall represent one full years Taxes and assessments resulting from the assessment date or Tax lien date occurring during the current Tax year, including all Taxes and special assessments assessed upon the subject property and included on the property Tax bills that are payable to the appropriate state and local agencies during the current or future Tax years. This proration shall be based upon the current tax year's actual Taxes and assessments, if known, or upon a reasonable estimate of the current Tax year's taxes and assessments if the current Tax year's Taxes and assessments are not known at the time of closing. Buyer shall pay to Optimal at Closing its pro rata share of personal and real property Taxes as determined under the terms of this paragraph. Optimal shall remain responsible for filing all property Tax returns, paying all Tax bills and assessments, and addressing all audits pertaining to property Taxes assessed upon the assets subject to this agreement for Tax years with an assessment date or Tax lien date occurring before the Closing Date of the transaction proposed within this agreement. Optimal shall also reimburse the Buyer for all Taxes and other expenses which are the responsibility of Optimal pursuant to this paragraph 9(A)(vii) and which are paid by Buyer to remedy any unpaid property Taxes assessed upon the subject assets for the current tax year, should the Buyer find it necessary to make such payment(s) on behalf of Optimal to protect clear title of the subject assets and avoid any liens or encumbrances resulting from such unpaid Taxes.

            (B)   Employee Matters.

                  (i) At Closing, Buyer shall have extended offers of employment to those employees of Optimal identified on
                        Section 6(U)(ii) of the Disclosure Schedule (the "Eligible Employees"), on comparable but not less favorable terms and conditions of employment in the aggregate as Optimal employed such individuals on the Closing Date. Buyer shall not, however, in any event have any responsibility for any employee litigation or potential litigation matters listed in Section 9(B)(i) of the Disclosure Schedule, nor for any other employment-related claims, including but not limited to claims for severance, asserted by any employee of Seller (except for claims brought by Eligible Employees who accept Buyer's offer of employment and related to Buyer's actions occurring after such acceptance). The parties hereto agree to coordinate their efforts in order to effect a smooth transition of the payroll for the Eligible Employees from Optimal to Buyer.

                  (ii) Accordingly, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, provided that Optimal provides Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer shall furnish a Form W-2 or similar form, as applicable in the given country, to each Eligible Employee employed by Buyer who had been employed by Optimal disclosing all wages and other compensation paid for such calendar year.

                  (iii) Each of the Eligible Employees who accepts employment with Buyer shall be eligible to participate in all health, defined and welfare benefits and retirement plans on the same terms currently offered by Buyer to its similarly situated employees, including, but not limited to, medical, dental, life, disability, vacation and retirement plans (subject to complying with eligibility requirements). For purposes of administering such plans or programs, past service with Seller shall be deemed to be service with Buyer for purposes of determining eligibility to participate in such health and welfare plans and programs, but shall not count for vesting in retirement plans.

                  (iv) Seller shall, and shall cause Optimal Plc., to terminate employment of all of the Eligible Employees prior to or as of Closing. In connection therewith, at Closing, Seller shall, and shall cause Optimal Plc. to, release each of the Eligible Employees who becomes employed by Buyer at Closing from any confidentiality, non-competition, non-solicitation or other restrictive covenants in favor of Optimal. Buyer and Seller agree to cooperate in jointly notifying the Eligible Employees of the termination of their employment by Optimal and the offer of employment by Buyer. Eligible Employees who accept employment with Buyer shall become employed by Buyer on the Closing Date. Buyer shall be responsible only for the severance obligations with respect to those Eligible Employees who accept employment with Buyer from and after Closing, and who are subsequently terminated by Buyer, recognizing the years of service of such employees with Optimal, but otherwise determined in accordance with severance obligations under Buyer benefit plans or employment agreements which Buyer enters into with such Eligible Employees; provided, however, that Buyer's responsibility shall in no event be for less than the amount that any such employee shall be entitled to under applicable Law.

                  (v) For each Eligible Employee who accepts employment with Buyer, Seller shall, and shall cause Optimal Plc. to, provide Buyer with the number of vacation days accrued under Optimal's vacation policy but not used as of the Closing Date. Buyer agrees that Eligible Employees who accept employment with Buyer will be permitted to take such accrued but unused vacation during 2004 in accordance with Buyer's vacation policy, and will provide such Eligible Employees with a pro-rated number of additional vacation days in 2004 that shall accrue after the Closing Date (or the first day of employment with Buyer, if later), pursuant to Buyer's vacation policy.

                  (vi) Optimal shall remain solely liable or responsible for all COBRA obligations of Seller arising from any qualifying event as defined under Section 4980B(f)(3) of the Code and ERISA Section 603 occurring on or before the Closing Date.

                  (vii) The parties acknowledge that Buyer does not hereby
                        assume and shall not have any liability related in any way to any Eligible Employee with respect to any such Eligible Employees' outstanding options to purchase shares of Optimal Corp. or the administration of any of such options.

            (C) Payment of Liabilities. Seller shall, and shall cause Optimal Plc. to, pay or otherwise satisfy in the ordinary course of business all Excluded

                  Liabilities and Buyer shall pay or otherwise satisfy in the ordinary course of business all Assumed Liabilities. The parties hereby waive compliance with any applicable bulk sales legislation.

            (D) Removing Excluded Assets. Within thirty (30) days after the Closing Date, Seller shall remove all Excluded Assets from all facilities and other real property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any Material damage to the facilities and other properties to be occupied by Buyer and any Material disruption of the business operations to be conducted by Buyer after the Closing. Any Material damage to the Purchased Assets or to the facilities resulting from such removal shall be paid promptly by Seller to Buyer. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, to remove the Excluded Assets at Seller's sole reasonable cost and expense to store the Excluded Assets and to charge Seller all reasonable storage costs associated therewith. Seller shall promptly reimburse Buyer for all reasonable costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the 30th day following the Closing Date upon presentation of reasonable evidence of same.

            (E)   Non-competition and Non-solicitation.

                  (i) Non-competition. In order to induce Buyer to enter into this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller agrees that for a period of five
                        (5) years following the Closing Date, none of Seller ,Optimal Plc., or their Affiliates shall, anywhere in the world (the "Restricted Area"), directly or indirectly, invest in, own, manage, operate, finance, control, advise, aid or assist, act as a broker for, render services to, be employed by or guarantee the obligations of any Person engaged in or planning to become engaged in the Business; provided, however, that nothing in this Agreement shall restrict Seller, Optimal Plc. and their Affiliates' right to, directly or indirectly own an equity interest in any Person engaged in the Business whose securities are listed on a recognized stock exchange, so long as the interest of Seller, Optimal Plc. and their Affiliates in such Person does not exceed ten percent (10%) of the outstanding securities of any class of such Person. With respect to the covenants and agreements set forth in this Section 9(E), Seller agrees that it may be impossible to measure in monetary terms the damages which will accrue to Buyer by reason of an actual breach by it of such covenants and agreements, that a violation of such covenants and agreements will cause irreparable injury to Buyer, and that Buyer shall be entitled, in addition to any other rights and remedies it may have, at Law or in equity, to apply to a court of competent jurisdiction for an injunction to restrain Seller from violating, or continuing to violate, such covenants and agreements. Nothing in this Section 9(E) shall be deemed to limit Buyer's right to recover damages caused by any actual breach by Seller. Seller acknowledges and agrees that the current market for the Business extends throughout the entire world, and it is therefore reasonable to prohibit Optimal from competing with Buyer anywhere in the world directly or indirectly, or invest in, engage (either directly or indirectly, on its own behalf or as a partner, member, owner, director, officer, employee, agent, contractor, shareholder or otherwise), in any enterprise competing directly or indirectly with the Business.

                  (ii) Non-solicitation. For a period of three (3) years following the Closing Date, Optimal and its Affiliates shall not, directly or indirectly, on its own behalf or that of another Person: hire or retain any of the Eligible Employees who become employees of Buyer, provided, however, that the foregoing provision will not prevent Optimal or its Affiliates from hiring any Eligible Employee who becomes an employee of Buyer if such employee has been terminated by Buyer.

                  (iii) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 9(E) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This
                        Section 9(E) will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 9(E) is reasonable and necessary to protect and preserve Buyer's legitimate business interests in the geographical locations in which the business operates and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller. In the event that the provisions of this Section 9(E)(iii) are invoked and a court or tribunal finally determines that the geographical scope of the Section 9(E)(iii) provisions are not enforceable or are invalid, then the parties mutually agree to select to reduce the geographical scope restrictions contained in Section 9(E)(i) to solely the United States of America and Canada.

            (F) Further Assurances. The parties hereto agree to cooperate reasonably with each other and with their respective authorized representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall: (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction contemplated hereby.

            (G) Change of Address. On the Closing Date, Seller shall change its principal place of business from its current location to an alternate location. As soon as reasonably practicable after the Closing but no later than 30 days, Seller, its employees, and any of its Affiliates shall vacate the Real Property premises, and the Purchased Assets. Optimal shall amend its Articles of Continuance to reflect its new address and shall promptly notify the Buyer of the same.

            (H) Collection of Accounts Receivable. Seller shall, and shall cause Optimal Plc. to, promptly remit to Buyer any payments it receives in respect of Accounts Receivable generated by the Business prior to Closing and received by Optimal after the Closing Date. After the Closing Date, Buyer shall have the right to notify any customers who owe Optimal any amounts properly payable to Buyer to send their payments directly to Buyer. Buyer shall be entitled to retain all payments received after the Closing Date for the Accounts Receivable.

            (I) Product name; Trade-marks. On or promptly following the Closing Date, Seller shall, and shall cause Optimal Plc. to:
                  (i) take all actions necessary to terminate its use of the product name "U-Scan", and (ii) take all actions reasonably requested by Buyer to enable Buyer to use this name. Seller and its Affiliates shall not use any name that is significantly similar to the product name being purchase hereunder, nor shall Seller or any of its Affiliates use any trademark, service mark, logo, domain name or other indication of origin that is significantly similar to any Trade-mark that is part of the Purchased Assets.

            (J) Optimal names. On or promptly following the Closing Date, Buyer shall take all actions necessary to terminate the use by the Business of the trade-marks and trade names "Optimal" and "Optimal Robotics" and any other names related to the Excluded Intellectual Property. Buyer shall not use any name that is significantly similar to the Excluded Intellectual Property.

            (K) Notification. Each of Seller and Buyer agrees to promptly notify the other party in the event such party receives notice (whether verbal or in writing) of any investigation, inquiry or proceeding by any Governental Authority concerning the Transactions contemplated by this Agreement.

            (L) Proration of Expenses. All charges, fuels, rental expenses, rents, utility and maintenance expenses, tenant or property insurance premiums, prepaid service contracts, special assessments and other similar items relating to the Business which are not in the Unaudited Financial Statements or the Closing Balance Sheet shall be prorated as of the Closing Date.

            (M) Access and Assistance. The parties agree that in the event that any legal or arbitral proceedings are commenced in any forum by any third party in any way arising out of or related to the negotiation, execution or completion of this Agreement, each party shall assist and make available to the other access to relevant personnel for the purposes of witness preparation, discovery and trial testimony, as reasonably requested by counsel for the affected party or parties.

      10.   Indemnification.

            (A) Seller Indemnification. Seller jointly and severally agrees to indemnify and hold harmless Buyer and its directors, officers, employees, agents, managers and successors from any and all losses, claims, liabilities, obligations, deficiencies, assessments, fines, costs, and damages (including, without limitation, interest, penalties, reasonable legal fees and reasonable accounting fees), (collectively, "Damages"), resulting from, arising from or relating to:

                  (i) any debts, liabilities or obligations of Optimal or the Business, whether known or unknown, now existing or hereafter arising of whatsoever nature or character, whether absolute or contingent, liquidated or disputed, relating to any matters listed in Schedule 10(A)(i) of the Disclosure Schedule and any matters arising on or before the Closing Date other than the Assumed Liabilities, with all such liabilities other than the Assumed Liabilities being collectively referred to as the "Excluded Liabilities";

                  (ii) any employees or assets not being transferred to Buyer or (b) any Eligible Employees who accept employment with Buyer and make a claim regarding actions occurring while employed by Seller (other than in respect of accrued vacation days but not used during 2004);

                  (iii) any misrepresentation, inaccuracy or breach of any
                        warranty or representation by Seller (or other parties not affiliated with Buyer) in this Agreement or the Ancillary Agreements to which it is a party;

                  (iv) any failure of Seller to perform any covenant or agreement in this Agreement or any Ancillary Agreement to which it is a party in a timely manner and the failure of which remains uncured for a period of thirty
                        (30) days after receipt of written notice from Buyer setting forth in reasonable detail the nature of such failure; or

                  (v) Seller's failure to comply with applicable bulk sales or bulk transfer laws in connection with the Transactions, except to the extent resulting from, arising out of or with respect to Buyer's obligation to pay or discharge the Assumed Liabilities.

            (B) Buyer's Indemnification. Buyer shall indemnify and hold harmless Optimal and its directors, officers, employees, agents, managers and successors from and against any and all Damages resulting from, arising from or relating to: (i) the Assumed Liabilities; (ii) the Eligible Employees who accept employment with Buyer regarding actions occurring while employed by Buyer; (iii) any failure by Buyer to perform of any of its covenants in this Agreement or any Ancillary Agreement in a timely manner and the failure of which remains uncured for a period of thirty (30) days after receipt of written notice from Optimal setting forth in reasonable detail the nature of such failure; and (iv) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or any certificate delivered by or on behalf of Buyer pursuant hereto.

            (C) Limitations on Certain Indemnity Obligations. Buyer and Seller agree that any claims related to : (i) the Excluded Liabilities; (ii) failure of Seller or Buyer to perform any covenant in this Agreement or in any Ancillary Agreement or to comply with any applicable bulk sales or bulk transfer Laws, except to the extent resulting from, arising out of or with respect to Buyer's obligation to pay or discharge the Assumed Liabilities; (iii) breach of the representations and warranties contained in Sections 6(C), 6(F), or 7(C); or (iv) any breach of any representation or warranty involving fraud or fraudulent misrepresentation, shall be unlimited and not subject to the Basket or the Cap. Except as provided above, in no event shall either party:

                  (i) make a claim for Damages pursuant to this Section 10 unless and until the total amount of such claim individually exceeds U.S. Twenty-five Thousand Dollars (US$25,000) or such claim and any other current or prior claims, in the aggregate, exceed U.S. Two Hundred Fifty Thousand Dollars (US$250,000) (the "Basket"), and in such event, then the Indemnifying Party shall reimburse the Indemnified Party for the amount of all Damages incurred by the Indemnified Party under this Agreement without regard to the Basket; and

                  (ii) be required to pay any Damages in excess of U.S. Thirty-Five Million Dollars (US$35,000,000) (the "Cap").

            (D)   Survival.

                  (i) With respect to any and all claims among the parties hereto arising in connection with this Agreement: (a) the representations and warranties set forth in this Agreement shall be continuing and shall survive the Closing until December 31, 2006; (b) the covenants set forth in the Agreement, the Ancillary Agreements and any claim for any breach of the representations and warranties contained in Sections 6(C), 6(F), or 7(C), or any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation, shall survive the Closing and continue in full force and effect without limitation of time, subject only to applicable limitation periods contained in this Agreement and limitations imposed by Law (the period during which the representations and warranties and covenants and agreements shall survive being referred to herein with respect to such representations and warranties and covenants and agreements as the "Survival Period"), but shall thereafter terminate and be of no further force and effect unless a written notice asserting a claim shall have been made pursuant to this Section 10(D) within the Survival Period with respect to such matter.

                  (ii) All claims made hereunder prior to the expiration of the applicable survival period stated above, but not yet settled, shall be subject to the indemnification provisions hereunder.

            (E) Obligation to Reimburse. The party providing indemnification hereunder (the "Indemnifying Party") shall reimburse, within five (5) Business Days of demand thereof, to the Person being indemnified hereunder (the "Indemnified Party"), the amount of Damages suffered or incurred by the Indemnified Party.

            (F) Notification. Promptly upon (i) an officer of either party (or any other Indemnified Party) obtaining actual knowledge after the Closing of a breach of a representation or warranty of the other party in this Agreement, (ii) an Indemnified Party receiving notice of a Third Party Claim or (iii) an Indemnified Party otherwise becoming aware of any matter which could give rise to indemnification under this Section 10, the Indemnified Party shall forthwith notify the Indemnifying Party of such matter with as much detail as is reasonably available. The omission to so notify the Indemnifying Party (or any other Indemnified Party) shall not relieve the Indemnifying Party from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) the omission to notify prejudices the ability of the Indemnifying Party to exercise its right to defend or otherwise increases the amount to be indemnified, pursuant to this Section 10, in which case the indemnification may be reduced to the extent that such delay prejudiced the defence of the claim or increased the amount of liability or cost of defence.

            (G) Defence of Third Party Claim. If any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (each a "Third Party Claim"), then the Indemnifying Party shall have the right, after receipt of the Indemnified Party's notice under Section 10(F) and upon giving notice to the Indemnified Party within fourteen (14) Business Days of such receipt, to defend (and to control the defence of) the Third Party Claim, provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for such Third Party Claim. The Indemnifying Party shall thereafter keep each Indemnified Party reasonably informed with respect to the status of such Claim. Amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or the judgement, as the case may be, but in any event prior to the expiry of any delay for a judgement to become executory.

            (H) Defence Procedures. Upon the assumption of control of any Third Party Claim by the Indemnifying Party as set out in
                  Section 10(G), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnifying Party shall not settle such Third Party Claim unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a full and complete unconditional release of all Indemnified Parties from any and all liability with respect to such Third Party Claim and does not require any Indemnified Party to take or refrain from taking any action and does not involve any restrictive or other covenants or any other injunctive relief. As long as the Indemnifying Party is diligently proceeding with the defence, compromise or settlement of any such Third Party Claim in good faith and on a timely basis, the Indemnified Party shall not pay or settle any such Third Party Claim without the consent of the Indemnifying Party. Notwithstanding the assumption by the Indemnifying Party of the defence of such Third Party Claim as provided in this Section 10(H), the Indemnified Party shall also have the right to participate in (but not to control) the negotiation, settlement or the defence of any Third Party Claim at its own expense; provided, however, that if the defendants in any such Third Party Claim shall include both an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defences to such Indemnified Party, such Indemnified Party shall have the right to select separate counsel to participate in the defence of such Third Party Claim on its behalf, at the expense of the Indemnifying Party; and provided, further, that the Indemnifying Party shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties.

            (I) Failure to Defend. If the Indemnifying Party fails within fourteen (14) Business Days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with Section 10(G), then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake the defence of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party. In no event shall the Indemnified Party settle such Third Party Claim unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a full and complete unconditional release of all Indemnifying Parties from any and all liability with respect to such Third Party Claim and does not require any Indemnifying Party to take or refrain from taking any action and does not involve any restrictive or other covenants or any other injunctive relief.

            (J) Indemnification Sole Remedy. After the Closing, the provisions of this Section 10 shall constitute the sole remedy of the Parties against each other with respect to any breach or non-fulfilment of any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement, the Ancillary Agreements and any other document delivered pursuant to this Agreement.

            (K) Tax Status of Indemnification Claims. Any payment made by Seller as an Indemnifying Party pursuant to this Section 10 shall constitute a reduction of the Purchase Price and any payment made by Buyer as an Indemnifying Party pursuant to this Article shall constitute an increase in the Purchase Price. In either case, each of Seller and Buyer shall, as required under applicable U.S., Canadian or U.K. Law, request all amendments to its current or past Tax Returns as may be necessary to reflect the foregoing. For greater certainty, any such reduction of, or increase in, the Purchase Price shall be allocated among the Purchased Assets to which such payment by Seller or Buyer, respectively, can reasonably be considered to relate. If any payment made by Seller or Buyer as an Indemnifying Party is deemed by the Excise Tax Act (Canada) to include goods and services tax or harmonized sales Tax, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged Tax, the amount of such payment shall be increased accordingly.

      11. Conditions Precedent to Buyer's Obligation to Perform. The obligation of Buyer to consummate the transaction contemplated in this Agreement is subject to the satisfaction or express waiver by Buyer at or prior to the Closing of the following conditions:

            (A) All representations and warranties by Seller in this Agreement qualified by "Material" or "Material Adverse Effect" shall be true and correct on and as if made as of the Closing Date and all representations and warranties by Seller in this Agreement or in any document delivered by Seller pursuant to this Agreement not so qualified shall be true and correct in all Material respects on and as if made as of the Closing Date;

            (B) All covenants of Seller qualified by "Material" or "Material Adverse Effect" and the covenant set forth in Section 8(C) shall have been performed, satisfied and complied with on or before the Closing Date and all covenants, agreements and conditions required by this Agreement to be performed or complied with but not so qualified have been Materially performed, satisfied or complied with by it on or before the Closing Date;

            (C) Optimal shall have delivered all of the documents, agreements, instruments and other items that Optimal is required to deliver at the Closing pursuant to Section 13(B) of this Agreement;

            (D) Seller Shareholders shall have approved this Agreement and the transactions contemplated hereby;

            (E) Seller shall have delivered the U-Scan Software source code in a machine readable format, including architectural maps, and all copies thereof in its possession;

            (F) Since the Effective Date, there shall not have been commenced against Buyer or any of its Affiliates, any proceeding (a) involving any challenge to, or seeking damages or injunctive relief in connection with, any of the Transactions contemplated under this Agreement or (b) that may have the effect of preventing, Materially delaying, making illegal, imposing Material limitations or conditions on or otherwise Materially interfering with the Transaction;

            (G) Prior to or at Closing, Seller shall have provided updates to the Disclosure Schedule through the Closing Date to reflect changes thereto, and changes to any representations and warranties in Section 6 as to which no reference was made on the Disclosure Schedule as of the Effective Date but as to which a reference on the Disclosure Schedule would have been required to have been created on or before the Effective Date if such changes existed on the Effective Date, which must have been approved by Buyer acting reasonably. Notwithstanding the foregoing, the delivery of any updated references to the Disclosure Schedule pursuant to this Section 11(G) shall not cure any Material breach of any representation and warranty requiring disclosure of any matter prior to or on the Effective Date or otherwise limit or affect the remedies available hereunder to Buyer.

            (H) Seller shall have used its best efforts to receive executed non-competition agreements from the senior officers of Optimal Corp. listed in Section 6(I)(ii) of the Disclosure Schedule of Seller as reasonably requested by Buyer.

            (I) Seller shall have agreed to provide, to the extent Buyer reasonably believes necessary, short-term product support, parts rework services and short-term Canadian field technician support on commercially reasonable mutually agreeable terms.

      12. Conditions Precedent to Seller's Obligation to Perform. The obligation of Seller to consummate the Transaction contemplated in this Agreement is subject to the satisfaction or express waiver by Seller at or prior to the Closing of the following conditions:

            (A) All representations and warranties by Buyer in this Agreement qualified by "Material" or "Material Adverse Effect" shall be true and correct on and as if made as of the Closing Date and all representations and warranties by Seller in this Agreement or in any document delivered by Buyer pursuant to this Agreement not so qualified shall be true and correct in all Material respects on and as if made as of the Closing Date;

            (B) All covenants of Buyer qualified by "Material" or "Material Adverse Effect" shall have been performed, satisfied and complied with on or before the Closing Date and all covenants, agreements and conditions required by this Agreement to be performed or complied with but not so qualified have been Materially performed, satisfied or complied with by it on or before the Closing Date;

            (C) Buyer shall have delivered all of the documents, agreements, instruments and other items that Buyer is required to deliver at the Closing pursuant to Section 13(C) of this Agreement;

            (D) Seller Shareholders shall have approved this Agreement and the transactions contemplated in this Agreement;

            (E) Since the Effective Date, there shall not have been commenced against Seller or its Affiliates, any proceeding (a) involving any challenge to, or seeking damages or injunctive relief in connection with the Transaction or (b) that may have the effect of preventing, materially delaying, making illegal, imposing material limitations or conditions on or otherwise materially interfering with the Transaction contemplated in this Agreement; and

            (F)   All required consents of Governmental authorities listed in
                  Section 6(E)of the Disclosure Schedule shall have been obtained.

      13.   Closing.

            (A) The closing of the transactions contemplated in this Agreement (the "Closing") shall take place on the third Business Day following satisfaction of the condition precedent set forth in Sections 11(D) and 12(D) (the "Closing Date") at the offices of Osler, Hoskin & Harcourt LLP, in Montreal, Quebec; provided that all of the conditions precedent in Section 11 and 12 have been satisified or waived. If any of the parties determines prior to the Closing Date that any of the conditions set forth in Sections 11 or 12 have not been met, such party shall notify the other in writing at the address set forth in
                  Section 17 below prior to the Closing Date and the Closing shall then take place on the third Business Day after satisfaction of the last condition precedent in Section 11 and 12 has been satisfied or waived.

            (B) At the Closing, Seller shall deliver or cause to be delivered to Buyer the following documents, instruments, certificates and agreements (which shall be in form and substance reasonably satisfactory to Buyer and its counsel):

                  (i)   The Bills of Sale, duly executed by Optimal;

                  (ii) A counterpart to the Assignment and Assumption Agreement, duly executed by Optimal;

                  (iii) Resolutions of the Boards of Directors of Optimal Corp.,
                        Optimal Inc. and Optimal Plc., approving this Agreement and the Transaction, certified by a duly authorized officer;

                  (iv) A certificate signed by an authorized officer of Seller and dated as of the Closing Date, certifying that the representations and warranties of Seller contained in this Agreement qualified by "Material" or "Material Adverse Effect" are true and correct on the Closing Date and that representations and warranties of Seller contained in this Agreement not so qualified are true and correct in all Material respects on the Closing Date as if such representations and warranties were made on the Closing Date; and all covenants qualified by "Material" or "Material Adverse Effect" have been complied with and all covenants not so qualified have been complied with in all Material respects;

                  (v) An incumbency and specimen certificate with respect to the officer(s) of Optimal executing this Agreement and any Ancillary Agreement to which Optimal is a party;

                  (vi) A Certificate of Good Standing for each of Optimal Corp., Optimal Inc. and Optimal Plc. issued not earlier than thirty (30) days prior to the Closing Date;

                  (vii) An opinion of Osler, Hoskin & Harcourt LLP, counsel to
                        Optimal, substantially in the form annexed hereto as
                        Exhibit 13(B)(vii);

                 (viii) An enforceability opinion of Ropes & Gray, U.S. counsel to Optimal, in form and substance reasonably acceptable to Purchaser;

                  (ix) Evidence reasonably acceptable to Buyer of the approval of the transactions contemplated by this Agreement by Seller Shareholders;

                  (x) All of the required consents from third parties set forth in Section 13(B)(x) of the Disclosure Schedule; and

                  (xi) Any related documents as the Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer in connection with items (i) - (ix) above, which shall not include any additional consents.

            (C) At the Closing, Buyer shall deliver or cause to be delivered to Optimal the following documents, instruments, certificates and agreements (which shall be in form and substance reasonably satisfactory to Seller and its counsel):

                  (i) A certificate signed by an authorized officer of Buyer and dated as of the Closing Date, certifying that the representations and warranties of Buyer contained in this Agreement qualified by "Material" or "Material Adverse Effect" are true and correct on the Closing Date and that representations and warranties of Buyer contained in this Agreement not so qualified are true and correct in all Material respects on the Closing Date as if such representations and warranties were made on the Closing Date; and all covenants qualified by "Material" or "Material Adverse Effect" have been complied with and all covenants not so qualified have been complied with in all Material respects;

                  (ii)  The Purchase Price;

                  (iii) A counterpart of the Assignment and Assumption Agreement duly executed by Buyer;

                  (iv) Resolutions of the Board of Directors of Buyer approving this Agreement and the transactions contemplated by this Agreement, certified by a duly authorized officer;

                  (v) An incumbency certificate and specimen certificate with respect to the officer(s) of Buyer executing this Agreement and any Ancillary Agreements to which the Buyer is a party; and

                  (vi) Any related documents as Seller may reasonably request or as may be reasonably necessary to fully consummate the transactions contemplated by this Agreement.

      14.   Termination.

            (A)   This Agreement may be terminated on or prior to the Closing
                  Date:

                  (i)   By mutual written consent of Seller and Buyer; or

                  (ii) by either Seller on one hand, or Buyer on the other hand, by written notice to the other party if:

                        (1) the Transaction has not been consummated by May 31, 2004, unless such date shall have been extended by the mutual written consent of Seller and Buyer; provided, however, that this right to terminate shall not be available to any party whose failure to fulfill in any Material respect any covenant or obligation under this Agreement has been the cause of, or results in, the failure of the Closing to occur on or before May 31, 2004; or

                        (2) any court of competent jurisdiction in (i) the United States or other United States federal or state governmental entity, or (ii) Canada, or (iii) any other country shall have issued an interlocutory or final order, decree or ruling, or taken any other interlocutory, final or non-appealable action, restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

                  (iii) by Seller if:

                        (1) there shall have been a Material breach of any representations or warranties set forth in this Agreement on the part of Buyer, which breach shall remain uncured for a period of thirty (30) days, or any representations or warranties of Buyer shall have become and remain untrue in any Material respect for a period of thirty (30) days, provided that Seller has not Materially breached any of its obligations hereunder; or

                        (2) there shall have been a Material breach by Buyer of any of its covenants or agreements hereunder and such breach would result in a Material Adverse Effect on Buyer or materially adversely affecting (or materially delaying) the ability of Buyer or Seller to consummate the Transaction and Buyer has not cured such breach within ten (10) Business Days after notice by Seller thereof setting forth in reasonable detail the nature of such breach; provided that Seller has not Materially breached any of its obligations hereunder; or

                        (3) any condition to Closing set forth in Section 12 shall not have been fulfilled or waived by Seller by May 31, 2004.

                  (iv)  by Buyer if:

                        (1) there shall have been a Material breach of any representations or warranties set forth in this Agreement on the part of Seller, which breach shall remain uncured for a period of thirty (30) days, or any representations or warranties of the Seller shall have become and remain untrue in any Material respect for a period of thirty (30) days provided that Buyer has not Materially breached any of its obligations hereunder; or

                        (2) there shall have been a Material breach by Seller of one or more of its covenants or agreements hereunder having a Material Adverse Effect on the Business or Materially adversely affecting (or materially delaying) the ability of Seller and Buyer to consummate the Transaction and Seller has not cured such breach within ten (10) Business Days after notice by Buyer thereof setting forth in reasonable detail the nature of such breach, provided that Buyer has not Materially breached any of its obligations hereunder or

                        (3) any condition to Closing set forth in Section 11 shall not have been fulfilled or waived by Buyer by May 31, 2004.

            (B) Procedures Upon Termination. In the event of termination pursuant to this Section 14, written notice shall forthwith be given to the other party or parties, and the Transaction shall be abandoned, without further action by any party hereto; provided, however, that, nothing contained herein shall be construed to prevent any parties hereto from pursuing any remedy available at law or in equity for any breach, violation, default or other failure of performance of any other party hereto prior to Closing.

      15.   Confidentiality.

            (A) Except: (i) as required by Law; (ii) as required by a Governmental Authority or stock exchange; (iii) in connection with the Shareholders' Meeting pursuant to Section 8(D); (iv) to NCR Corporation in connection (1) with any dispute or claim made by NCR Corporation or its affiliates in connection with the NCR Agreement or (2) with termination of the NCR Agreement; or (v) in the ordinary course of the operation of the Business, the parties shall deem as Confidential Information (as defined below) all matters of the Business and shall not disclose the same, unless in accordance with this Agreement. The term "Confidential Information" includes any and all of the following information of Optimal or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Optimal on the other hand) or its representatives (collectively, a "Disclosing Party") to the other party or its representatives (collectively, a "Receiving Party"): (i) all information that is a trade secret under applicable trade secret or other law; all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software and database technologies, systems, structures and architectures; (ii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and (iii) and all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

            (B) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that, subject to the proviso contained in paragraph (A) of this Section 15, such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Transaction; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Optimal (each, a "Seller Contact") or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a "Buyer Contact"). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its representatives who require such material for the purpose of evaluating the Transaction and are informed by Buyer or Seller, as the case may be, of the obligations of this Section 15 with respect to such Confidential Information. Each of Buyer and Seller shall
                  (i) enforce the terms of this Section 15 as to its respective representatives; (ii) take such action to the extent necessary to cause its representatives to comply with the terms and conditions of this Section 15; and (iii) be responsible and liable for any breach of the provisions of this Section 15 by it or its representatives.

            (C)   Unless and until this Agreement is terminated as provided in
                  Section 14, Seller shall maintain as confidential any Confidential Information of Seller relating to the Business, the Purchased Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Optimal before the Closing in the ordinary course of the operation of the Business in connection with the transactions permitted by Section 10.

            (D) From and after the Closing, the provisions of Section 15(B) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information relating to the Business, the Purchased Assets or the Assumed Liabilities.

            (E) This Section 15 does not apply to that portion of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Section 15 or that certain Confidentiality Agreement by and between Seller and Buyer; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Person not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.

            (F) If a Receiving Party becomes compelled in any proceeding or is requested by a Governmental Authority having regulatory jurisdiction over this Agreement to make any disclosure that is prohibited or otherwise constrained by this Section 15, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section
                  15. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Authority, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 15 do not apply to any proceedings between the parties to this Agreement.

            (G)   If this Agreement is terminated, each Receiving Party shall
                  (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

            (H) Except as otherwise set forth in this Section 15, the obligations of each party under this Section 15 in respect of
                  (i) Intellectual Property of the Business shall survive the Closing or any termination of this Agreement for a period of two (2) years and (ii) all other matters shall survive the Closing for a period of one (1) year.

      16.   Dispute Resolution.

            (A) Injunction. Each of the parties hereto acknowledges and agrees that a party may be irreparably damaged if an Intellectual Property, non-compete or non-solicitation provision of this Agreement is not performed in accordance with their specific terms and that such breach of this Agreement by the other party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, any of the parties hereto shall be entitled to seek to enforce such provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent any breach or threatened breach of any of the provisions of this Agreement, without posting any bond or other undertaking and without regard to the provisions of Section 16(B).

            (B) Notice; Negotiation. Any dispute, disagreement, controversy or claim arising out of or in connection with this Agreement or any of the Ancillary Agreements, including any question regarding their negotiation, existence, validity, interpretation, performance, breach or termination, which cannot be resolved by the parties within fourteen (14) days of receipt of a notice of dispute, shall be referred to the Chief Executive Officers (CEOs) of Optimal Corp. and FTXS who shall meet within thirty (30) days of receipt of said notice of dispute, to attempt to resolve such dispute, disagreement, controversy or claim within such thirty (30) day period, subject to obtaining any necessary corporate approvals of such resolution.

            (C) Arbitration. Any dispute, difference, disagreement, controversy or claim arising out of or in connection with this Agreement or any of the Ancillary Agreements not resolved pursuant to the process contemplated by Section 16(B) ("Dispute") including any question regarding their existence, negotiation, interpretation, application, performance, breach, validity or termination, but excluding any dispute, difference, disagreement, controversy or claim arising out of or in connection with any of the matters referred to in
                  Section 9(E) ("Disputes not subject to Arbitration"), shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce ("ICC Rules") by a sole arbitrator. The arbitration shall commence at the expiration of the thirty (30) day period contemplated by Section 16(B) , unless the Parties otherwise agree. On or prior to the expiration of such thirty (30) day period, each Party shall nominate one selector. The two (2) selectors so nominated shall appoint the presiding arbitrator. If either party fails to nominate a selector by the end of the thirty (30) day period referred to in Section 16(B), such arbitrator shall be appointed by the party who appointed a selector. If the two
                  (2) selectors nominated by the Parties fail to agree upon a presiding arbitrator within thirty (30) days of the appointment of the second arbitrator, the presiding arbitrator shall be appointed by the ICC International Court of Arbitration ("ICC Court").

            (D) Place and Language of Arbitration. The arbitration shall take place in Montreal, Quebec. The language of the arbitration shall be English.

            (E) Hearing; Award. The Parties shall use their reasonable efforts to cause the hearing on the merits to take place within one hundred and twenty (120) days of the appointment of the presiding arbitrator. The arbitration award shall be in writing, shall set forth in reasonable detail the basis for the decision and shall be rendered within thirty (30) days of the end of the hearing.

            (F) Costs of the Arbitration. Each of the Parties shall bear one-half of the costs of the arbitration, including the fees and expenses of the arbitrator and any expert appointed by the arbitrator, and each party shall bear all legal and other costs incurred by it in connection with the arbitration.

            (G) Provisional Measures. For the purposes of any provisional or interim measure in aid of the arbitration proceedings, the parties hereby submit to the non-exclusive jurisdiction of the competent court in the judicial district of Montreal, Quebec. Without prejudice to such provisional or interim remedies in aid or arbitration as may be available under the jurisdiction of a competent court, the arbitrator shall have full authority to grant provisional or interim remedies and to award damages for the failure of a party to respect any order of the arbitrator to that effect.

            (H) Governing Law. This Agreement and the Ancillary Agreements shall be treated in all respects as a New York contract and shall be governed by and construed in accordance with the Laws of the State of New York (to the exclusion of its conflict of law rules).

            (I) Forum and Jurisdiction. The Parties hereby submit to the exclusive jurisdiction of the competent court in the judicial district of Montreal, Quebec for all Disputes not subject to Arbitration.

      17. Notices. Any notice, consent, authorization, direction or other communication required or permitted to be delivered or given hereunder shall be in writing and shall be delivered either by personal delivery, by registered mail or by telecopier or similar telecommunications device and addressed as follows:

                  If to Buyer:                              With a copy to (which such copy shall not
                                                            constitute notice):
                  FUJITSU TRANSACTION SOLUTIONS INC.
                  401 Hackensack Avenue,                    MORRISON & FOERSTER LLP
                  8th Floor,                                1290 Avenue of the Americas
                  Hackensack, NJ 07601                      New York, NY 10104
                  U.S.A.

                  Attn: Alan Wain
                  Fax No.: (201) 489-3704                   Attn:  Michael O. Braun
                                                            Fax No.: (212) 468-7900

                  If to Seller:                             With a copy to (which such copy shall not
                                                            constitute notice):
                  OPTIMAL ROBOTICS CORP.
                  c/o Osler, Hoskin & Harcourt LLP          OSLER, HOSKIN & HARCOURT LLP
                  1000 de La Gauchetiere Street West,       1000 de La Gauchetiere Street West, Suite 2100
                  Suite 2100                                Montreal, Quebec, Canada
                  Montreal, Quebec, Canada H3B 4W5          H3B 4W5

                  Attn: Warren M. Katz                      Attn: Warren M. Katz
                  Fax No.: (514) 904-8101                   Fax No.: (514) 904-8101

            Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by telecopier on the day of receipt as stipulated on the acknowledgement of receipt (confirmation of receipt by confirmed facsimile transmission being deemed receipt) or, if delivered in any other manner, to have been delivered and received on the date of such delivery or, if sent by registered mail with acknowledgement of receipt requested, to have been delivered and received on the day of receipt as stipulated on the acknowledgement of receipt. Either party may change its address for service by notice delivered as aforesaid.

      18.   Assignment of Rights.

            (A) Nothing in this Agreement shall be construed as a sale, assignment, conveyance or transfer of, or an attempt to, where applicable, sell, assign, convey or transfer, directly or indirectly, any Contracts, Accounts Receivable, Transferred Leases, Intellectual Property, Permits or other Purchased Assets (collectively, the "Rights") if:

                  (i) such Right is not saleable, assignable, conveyable or transferable by Optimal without the consent of another Person (if such consent has not been obtained) or such sale, assignment, conveyance or transfer or attempted sale, assignment, conveyance or transfer would constitute a breach or termination of such Right without the consent of another Person (if such consent has not been obtained), or

                  (ii) the remedies for the enforcement of such Right available to Optimal would not pass to Buyer.

            (B) If Optimal fails to obtain a consent to assign any Right to Buyer such that the full value of any such Right may not be realized for the benefit of Buyer, Optimal shall no later than at Closing, to the extent permitted by Law and using its reasonable efforts, take all such action and do or cause to be done all such things (including entering into sub-contract or service agreements) which are necessary or advisable in order that the obligations of Optimal in connection with such Right may be performed in such manner that the full value of such Right to Optimal (or its Affiliates, as the case may be) is preserved and enures to the benefit of Buyer.

            (C) If Optimal provides to Buyer, the full value under any Right pursuant to Section (B) above, Buyer shall be responsible for, and shall pay or perform, all obligations relating thereto on the same basis as if such Right had been assigned to and assumed by Buyer.

      19. Preservation of Records. Each of Buyer and Seller agrees to retain possession of, and cause its respective Affiliates to retain the possession of, all records, and information (i) relating to the Business in existence on the Closing Date and (ii) coming into existence within eight (8) years after the Closing Date which relate to the Business before the Closing Date; provided that eight (8) years after the Closing Date, each of Buyer and Seller, and their respective Affiliates, may dispose of any records or information that it reasonably believes is no longer needed to be retained. In addition, from and after the Closing Date, each of Buyer and Seller undertakes to provide access, and cause its respective Affiliates to provide access, to the other and the other's respective attorneys, accountants and other representatives (after reasonable notice and during normal business hours without interference with the ordinary conduct of the business and with reasonable charge) to the officers, directors, employees, attorneys, accountants and other representatives of the other and to such records and information (excluding Tax Returns and records and information pertaining to the period as and from the Closing Date) including information stored on computerized information retrieval systems, relating to the Business as each may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any claim (including an assessment) or proceeding or in order to comply with or to evaluate any obligation or liability (under Law, by contract or otherwise).

      20. No Assignment. This Agreement, and the covenants herein contained, shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement, either in part or in whole, without the prior written consent of the other party.

      21. Public Announcements. Except as otherwise permitted in Section 15, any public announcement, press release or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as the parties may mutually determine. Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the Transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication.

      22. Cumulative Remedies. The rights and remedies available to any of the parties under this Agreement shall be deemed to be in addition to, and not in lieu of, any other rights and remedies available in law or equity.

      23. Waiver. The waiver by either party to this Agreement of any breach of any provision of this Agreement shall not constitute a continuing waiver or a waiver of any breach of any other provision of this Agreement.

      24. Severability. Any Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable in any situation in any jurisdiction, as determined in accordance with Section 16, shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision of this Agreement is determined in accordance with
            Section 16 to be invalid or unenforceable under applicable Law in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

      25. Governing Law. This Agreement shall be governed in all respects including its validity, construction, interpretation, breach, performance and termination by the Laws of the State of New York and any applicable federal Laws of the United States of America.

      26. Captions. Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      27. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed on original, but all of which taken together shall constitute one Agreement.

      28. Entire Agreement; Amendment; Third Party Beneficiaries. This Agreement, together with the Disclosure Schedule, the Buyer's Disclosure Schedule and other Schedules and Exhibits attached hereto and the Guaranty of Fujitsu Limited dated the date hereof in favour of Optimal, supersede all other agreements and understandings between the parties, either oral or written, constitute the entire agreement of the parties with respect to the subject matter hereof, and may be amended only by an instrument in writing executed by all of the parties hereto. Except as provided in Article 10, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

      29. Consents to Assignments. Nothing in this Agreement or the documents to be executed and delivered at the Closing shall be deemed to constitute an assignment or an attempt to assign any Permit, Contract or other agreement to which Optimal is a party, if the attempted assignment thereof without the consent of the other party to such Permit, Contract or other agreement would constitute a breach thereof or affect in any way the rights of Optimal thereunder.

      30. Expenses. Each party shall pay all expenses and costs incurred or to be incurred by it in negotiating, closing, and carrying out this Agreement, including, without limitation, all legal, accounting and printing fees and expenses; provided, at Closing, Buyer shall pay Seller U.S. Three Million dollars (US$3,000,000), representing the break fee under the agreement(s) between Seller and NCR Corporation (and certain of its affiliates) disclosed in the proxy circular filed by Optimal Corp. on March 11, 2004; and further, provided, that Buyer shall reimburse Seller at the Closing for all reasonable costs up to a maximum of U.S. Three Hundred and Fifty Thousand Dollars (US$350,000) in the aggregate related to (x) obtaining shareholder approval of the transactions contemplated herein and (y) obtaining the enforceability opinion under Section 13(B)(viii); and further provided that if any amount paid to Seller for the NCR break fee is not paid to NCR, Seller shall return such unpaid amounts to Buyer.

      31. Definitions. As used herein, the following capitalized terms have the following meanings:

            (A)   "Accounts Receivable" has the meaning ascribed thereto in
                  Section 1(K).

            (B) "Affiliate" has the meaning ascribed thereto in the Canada Business Corporations Act.

            (C) "Ancillary Agreements" means the Assignment and Assumption Agreement and the Bills of Sale.

            (D) "Assignment and Assumption Agreement" means an assignment and assumption agreement relating to the assumption of the Assumed Liabilities by Buyer, in form and substance satisfactory to the parties, acting reasonably,

            (E)   "Assumed Net Asset Value" has the meaning ascribed thereto in
                  Section 5.

            (F)   "Basket" has the meaning ascribed thereto in Section 10(C)(i).

            (G) "Bills of Sale" means the bills of sale relating to the transfer of the Purchased Assets by each of Optimal Corp., Optimal Inc. and Optimal Plc., in form and substance satisfactory to the parties, acting reasonably,

            (H)   "Business" has the meaning ascribed thereto in Recital A.

            (I) "Buyers Contact" has the meaning ascribed thereto in Section 15(B).

            (J) "Buyer's Disclosure Schedule" has the meaning ascribed thereto in Section 7(A).

            (K)   "Cap" has the meaning ascribed thereto in Section 10(C)(ii).

            (L) "Closing" means the delivery, by Optimal to Buyer of the Purchased Assets, the execution of the Bills of Sale and the Assignment and Assumption Agreement and the payment by Buyer to Optimal of the Purchase Price and the amounts payable under
                  Section 30.

            (M)   "Closing Balance Sheet" has the meaning ascribed thereto in
                  Section 5.

            (N)   "Closing Date" has the meaning ascribed thereto in Section 13.

            (O)   "COBRA" has the meaning ascribed thereto in Section 6(U).

            (P) "Code" means the Internal Revenue Code of 1986, as amended and the rules and regulations adopted thereunder.

            (Q)   "Confidential Information" has the meaning ascribed thereto in
                  Section 15(A).

            (R)   "Contract" or "Contracts" has the meaning ascribed thereto in
                  Section 1(F).

            (S)   "Customer Contracts" has the meaning ascribed thereto in
                  Section 1(A).

            (T)   "Damages" has the meaning ascribed thereto in Section 10(A).

            (U) "Disclosing Party" has the meaning ascribed thereto in Section 15(A).

            (V)   "Disclosure Schedule" has the meaning ascribed thereto in
                  Section 6(A).

            (W) "Dispute" and "Disputes not subject to arbitration" shall have the meaning ascribed to them in Section 16(C).

            (X)   "Eligible Employees" has the meaning ascribed thereto in
                  Section 9(B)(i).

            (Y)   "Encumbrances" has the meaning ascribed thereto in Section
                  6(F).

            (Z) "Environmental, Health and Safety Requirements" has the meaning ascribed thereto in Section 6(S).

            (AA)  "Equipment" has the meaning ascribed thereto in Section 1(I).

            (BB) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations adopted pursuant thereto.

            (CC)  "Excluded Assets" has the meaning ascribed thereto in Section
                  2.

            (DD) "Excluded Intellectual Property" means the Intellectual Property listed in Section 31(DD) of the Disclosure Schedule.

            (EE)  "Excluded Liabilities" has the meaning ascribed thereto in
                  Section 10(A)(i).

            (FF)  "Employee Benefit Plans" has the meaning ascribed thereto in
                  Section 6(U).

            (GG) "Governmental Authority" means any federal, state, provincial, municipal, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals.

            (HH) "ICC Rules" and "ICC Court" shall have the meaning ascribed to them in Section 16(C).

            (II)  "Indemnified Party" has the meaning ascribed thereto in
                  Section 10(E).

            (JJ)  "Indemnifying Party" has the meaning ascribed thereto in
                  Section 10(E).

            (KK)  "Intellectual Property" means all:

                  (i) information, including the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique, know-how, technology, invention, discovery, concept, improvement or other intangible asset, or any business information or plans, financial information, or listing of names, addresses, or telephone numbers, that satisfies both of the following: (1) it derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (2) it is the subject of efforts that are reasonable under the circumstances to maintain its secrecy ("Trade Secrets");

                  (ii) patents, patent applications and like protections including without limitation statutory invention registrations, provisionals, divisions, continuations, substitutions, renewals, reissues, extensions, continuations-in-part and reexaminations of the same and patentable inventions and/or improvements thereto ("Patents");

                  (iii) trade-marks, service marks, brands designs, trade dress, logos, slogans, symbols, product names and other source identifiers whether registered or not, applications to register or renew and registrations, extensions and renewals of the same, and the entire goodwill of the business of Seller connected with and symbolized by such rights ("Trade-marks");

                  (iv) copyrights and registrations and applications therefor in each work or authorship and derivative work thereof, whether published or unpublished, as well as the parts of the website screens related to the Purchased Assets including, without limitation, those website screens listed in Section 31(KK) of the Disclosure Schedule ("Copyright");

                  (v) domain names, web addresses and Internet locators ("Domain Names"); and

                  (vi) computer programs and software in object and source code forms, operating and other systems, applications, hardware and databases, whether operational or under development or design, including source code and object code for Seller's U-Scan product and documentation corresponding thereto and any software and source code necessary to support the U-Scan and all firmware, development tools, compilers' notes, comment code, instructions, scripts, commands, screen designs, interfaces, menus, structures and arrangements, algorithms, buttons and icons, enhancements, version releases and updates thereto; and all files, data, manuals, notes and other documentation related to or associated with any of the foregoing, whether in machine-readable form, programming language, or any other language or symbols, whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or any other medium, and improvements to any of the foregoing; and technology used in the Business and not embodied in any of the foregoing ("Technology").

            (LL)  "Inventory" has the meaning ascribed thereto in Section 1(C).

            (MM) "Inventory Audit" has the meaning ascribed thereto in Section 5(B).

            (NN) "Knowledge" means, in the case of Seller, information any of the officers of Optimal Corp. listed in Section 31(NN) of the Disclosure Schedule knew after due inquiry by such individuals within Optimal, and in the case of Buyer, information any of the individuals listed in Section 31(NN) of Buyer's Disclosure Schedule knew after due inquiry by such individuals.

            (OO) "Law" means any federal, state, provincial, municipal, local or foreign law, ordinance, order, rule, regulation, license or permit, and any order, writ, judgment, award, injunction, or decree of any court or arbitrator or any Governmental Authority having the force of law.

            (PP) "Material", "Materially" or "Material Adverse Effect" means an event or occurrence, the impact of which exceeds U.S. Twenty-five Thousand Dollars (U.S.$25,000) or a series of events or occurrences, the impact of which exceeds in the aggregate U.S. Two Hundred Fifty Thousand Dollars (U.S.$250,000).

            (QQ)  "NCR Agreement" has the meaning ascribed thereto in Section
                  6(C).

            (RR)  "Net Asset Value" has the meaning ascribed thereto in Section
                  5.

            (SS)  "Optimal Board" has the meaning ascribed thereto in Section
                  8(D).

            (TT)  "Permits" has the meaning ascribed thereto in Section 1(G).

            (UU)  "Permitted Encumbrances" means:

                  (i) encumbrances of mechanics, labourers, workmen, builders, contractors, suppliers of material or architects or other similar encumbrances incidental to construction, maintenance or repair operations which have either been registered or filed pursuant to

                        Laws against the Business or not yet registered or filed and which, in any such case, relate to obligations not due and payable as at the Closing Date;

                  (ii) statutory encumbrances relating to obligations not due and payable as at the Closing Date;

                  (iii) encumbrances for Taxes, assessments, charges of
                        Governmental Authorities or levies not due and payable as at the Closing Date;

                  (iv) encumbrances for public utilities not due and payable as at the Closing Date;

                  (v) rights of equipment lessors under equipment leases included in the Contacts provided however that such rights shall be a Permitted Encumbrances only if the terms of such equipment leases have been complied with in all material respects through the Closing Date;

                  (vi) financing statements evidencing the rights of equipment lessors under equipment leases included in the Contracts in and to the equipment or vehicles which are subject of such Contracts provided that such financing statements shall be Permitted Encumbrances only if the terms of such equipment leases have been complied with in all material respects through the Closing Date; and

                  (vii) any privilege in favour of any lessor, licensor or
                        permitter for rent to become due or for other obligations or acts, the performance of which is required under Contracts so long as the payment of or the performance of such other obligation or act is not delinquent and provided that such Encumbrances or privileges do not adversely affect the use or value of the assets affected thereby.

            (VV) "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated association, or any Governmental Authority, officer, department, commission, board, bureau or instrumentality thereof.

            (WW) "Proxy Materials" has the meaning ascribred thereto in Section 8(D)(iii).

            (XX) "Purchase Price" has the meaning ascribed thereto in Section 4(A).

            (YY)  "Purchased Assets" has the meaning ascribed thereto in Section
                  1.

            (ZZ) "Purchased Intellectual Property" has the meaning ascribed thereto in Section 1(H).

            (AAA) "Real Property" has the meaning ascribed thereto in Section
                  6(K).

            (BBB) "Receiving Party" has the meaning ascribed thereto in Section
                  15(A).

            (CCC) "Restricted Area" has the meaning ascribed thereto in Section
                  9(E).

            (DDD) "Rights" has the meaning ascribed thereto in Section 18(A).

            (EEE) "Sellers Contact" has the meaning ascribed thereto in Section
                  15(B).

            (FFF) "Seller Representatives" has the meaning ascribed thereto in
                  Section 8(C).

            (GGG) "Seller Shareholders" has the meaning ascribed thereto in
                  Section 8(D).

            (HHH) "Shareholders' Meeting" has the meaning ascribed thereto in
                  Section 8(D).

            (III) "Survival Period" has the meaning ascribed thereto in Section
                  10(D).

            (JJJ) "Tax Returns" means all returns, reports, declarations, elections notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

            (KKK) "Taxes" means any taxes, duties, fees, premiums, assessments, imposts, levies and other similar charges imposed by any Governmental Authority under applicable Law, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions, and any such Taxes individually is a "Tax".

            (LLL) "Telephone, Fax and E-Mail" has the meaning ascribed thereto in Section 1(J).

            (MMM) "Third Party Claim" has the meaning ascribed thereto in
                  Section 10(G).

            (NNN) "Third Party Licences" has the meaning ascribed thereto in
                  Section 1(C).

            (OOO) "Transaction" has the meaning ascribed thereto in Section 3.

            (PPP) "Transferred Leases" has the meaning ascribed thereto in
                  Section 1(E).

            (QQQ) "Unaudited Financial Statements" has the meaning ascribed thereto in Section 6(D).

            (RRR) "U-Scan Software" means the proprietary software of Optimal
                  Corp. that is part of the U-Scan system and which is contained in the SourceSafe database and the PVCS server located at the 4700 de la Savane, Montreal premises of Optimal Corp.

            (SSS) "Vendor Contracts" has the meaning ascribed thereto in Section
                  1(B).

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

FUJITSU TRANSACTION SOLUTIONS INC.      OPTIMAL ROBOTICS CORP.

By:    /s/ Alan Wain                    By:    /s/ Neil Wechsler
       ---------------------------             ---------------------------
               (Signature)                             (Signature)

Name:  Alan Wain                        Name:  Neil Wechsler
       ---------------------------             ---------------------------
              (Please print)                          (Please print)

Title: Executive Vice-President         Title: Co-Chairman & CEO
       ---------------------------             ---------------------------


OPTIMAL ROBOTICS INC.

By:    /s/ Henry Karp
       ---------------------------
               (Signature)

Name:  Henry Karp
       ---------------------------
              (Please print)

Title: President & COO
       ---------------------------